DATED:                                         Exhibit 10.60

CONTRACT

FOR

PRIVATE REDEVELOPMENT

By and Among

THE CITY OF NEW BRIGHTON

And

RYAN COMPANIES US, INC.

And

CARDIOVASCULAR SYSTEMS, INC.

(CARDIOVASCULAR SYSTEMS PROJECT)

TABLE OF CONTENTS

Page
ARTICLE I ― Definitions

Section 1.1.    Definitions    4

ARTICLE II ― Representations, Warranties and Covenants

Section 2.1.    Representations and Covenants by the City    7
Section 2.2.    Representations and Warranties by the Redeveloper    9
Section 2.3.    Representations and Warranties by the Owner    10

ARTICLE III ― Land Use and Development Controls

Section 3.1.    Zoning and Land Use Approvals    11
Section 3.2.    Platting    11
Section 3.3.    Control of Use    12
Section 3.4.    Building and Construction Permits; Fees    12
Section 3.5.    Areas to be Maintained by Owner    12
Section 3.6.    Reimbursement for RAP Preparation    12

ARTICLE IV ― Conveyance of the Redevelopment Property

Section 4.1.    Conveyance of the Redevelopment Property    12
Section 4.2.    Conditions Precedent to Conveyance    16
Section 4.3.    Documents at Closing on Redevelopment Property    17
Section 4.4.    Option Property    19

ARTICLE V ― Remediation and Construction of Public, Site and Minimum Improvements

Section 5.1.    Completion of Remediation Related to Minimum Improvements    26
Section 5.2.    Construction of Public Improvements    28
Section 5.3.    Escrow for Remediation and Public Improvement Costs    29
Section 5.4.    Storm Water Ponding    31
Section 5.5.    Construction of Minimum Improvements    31
Section 5.6.    Minimum Improvement Construction Escrow Agreement    31
Section 5.7.    Preliminary Plans and Construction Plans     32
Section 5.8.    Certificate of Completion    33
Section 5.9.    Special Conditions Regarding Public Improvements and

Development of the Redeveloped Property    33
Section 5.10.    Sidewalk and Trail Plowing/Shoveling    39

ARTICLE VI ― Prohibitions Against Assignment and Transfer; Indemnification

Section 6.1.    Representation as to Redevelopment and Use    39
Section 6.2.    Prohibition Against Transfer of Property and Assignment of Agreement    40
Section 6.3.    Release and Indemnification Covenants    41

ARTICLE VII ― Events of Default

Section 7.1.    Events of Default Defined    43
Section 7.2.    Remedies on Default by Owner    44
Section 7.3.    Remedies on Default by City    44
Section 7.4.    Remedies on Default by Redeveloper    45
Section 7.5.    No Implied Waiver    45
Section 7.6.    Agreement to Pay Attorney’s Fees and Expenses    45

ARTICLE VIII ― Additional Provisions

Section 8.1.    Conflict of Interest    45
Section 8.2.    Restrictions on Use    45
Section 8.3.    Provisions Not Merged With Assignment    46
Section 8.4.    Broker’s Commission    46
Section 8.5.    Titles of Articles and Sections    46
Section 8.6.    Notices and Demands    46
Section 8.7.    Counterparts    47
Section 8.8.    No Third-Party Beneficiaries    47
Section 8.9.    Cooperation on Structured Parking    47
Section 8.10.    State Assistance/Business Subsidy     47

ARTICLE IX ― Termination of Agreement

Section 9.1.    Termination    47
Section 9.2.    Sections to Survive Termination    47

SIGNATURES        49

Exhibit A    Depiction of Redevelopment Property
Exhibit B    Legal Description of Redevelopment Property
Exhibit C    Redevelopment Property Deed
Exhibit D    Certificate of Completion
Exhibit E    Site Plan
Exhibit F    Public Improvements
Exhibit G    Prohibition Against Tax Exemption

Exhibit H    Environmental Reports
Exhibit I    Remediation and Public Improvements Escrow Agreement
Exhibit J    Areas to be Maintained by Owner

Exhibit K	Known Groundwater and Vapor Monitoring Wells on Redevelopment Property

Exhibit L	Option Property
Exhibit M    Preliminary Plans
Exhibit N    Environmental Covenant
Exhibit O    Minimum Improvement Construction Escrow Agreement
Exhibit P    Monitoring Easement Agreement

CONTRACT FOR PRIVATE REDEVELOPMENT

THIS AGREEMENT, made on or as of June ____, 2014 by and among the City of New Brighton, a municipal corporation organized and existing under the laws of the State of Minnesota, (the “City”), Ryan Companies US, Inc., a Minnesota corporation (the “Redeveloper”), and Cardiovascular Systems, Inc., a Delaware corporation (the “Owner”).

WITNESSETH:

WHEREAS, the City is a municipal corporation organized and existing pursuant to the Constitution and laws of the State of Minnesota and its charter and is governed by the Council of the City (the “Council”);

WHEREAS, pursuant to the Municipal Development Districts Act, Minnesota Statutes Section 469.124 et seq., as amended (the “Municipal Development Districts Act”), the Council is authorized to establish development districts in order to provide for the development and redevelopment of the City;

WHEREAS, pursuant to the Minnesota Tax Increment Financing Act, Minnesota Statutes Section 469.174 et seq., as amended (the “Tax Increment Act”), the Council is authorized to finance the capital and administration costs of a development district with tax increment revenues derived from a tax increment financing district established within such development district;

WHEREAS, the City Council has established Development District No. 1 (the “Development District”) pursuant to the Act, and adopted the Restated Development Program (the “Program”) in connection with the creation of the Development District;

WHEREAS, the City Council created redevelopment Tax Increment Financing District No. 32 (NWQ Special Law) within the Development District (the “Tax Increment District”), which Tax Increment District includes the Redevelopment Property, and adopted a Tax Increment Financing Plan for the Tax Increment District pursuant to the Tax Increment Act to assist with the financing of the redevelopment contemplated by this Agreement;

WHEREAS, the major objectives of the Council in establishing the Development District and adopting the Program are to:

1.    Promote and secure the prompt development or redevelopment of certain property in the Development District, which property is not now in productive use or in its highest and best use, in a manner consistent with the City's Comprehensive Plan, which will, where practicable, mitigate existing adverse environmental conditions, and will cause a minimum adverse impact on the environment, and thereby promote and secure the development or redevelopment of other land in the City.

2.    Promote and secure additional employment opportunities within the Development District and the City for residents of the City and the surrounding area, thereby improving living standards, reducing unemployment and the loss of skilled and unskilled labor and other human resources in the City.

3.    Secure the increased valuation of property subject to taxation by the City, the school district, Ramsey County and other taxing jurisdictions in order to better enable such entities to pay for governmental services and programs required to be provided by them.

4.    Provide for the financing and construction of public improvements in and adjacent to the Development District necessary for the orderly and beneficial development or redevelopment of the Development District and adjacent areas of the City.

5.    Promote the concentration of new desirable residential, commercial, office, and other appropriate development or redevelopment in the Development District so as to develop and maintain the area in a manner compatible with its accessibility and prominence in the City.
6.    Encourage local business expansion, improvement, development and redevelopment whenever possible.

7.    Create a desirable and unique character within the Development District through quality land use alternatives and design quality in new and remodeled buildings.

8.    Encourage and provide maximum opportunity for private development or redevelopment of existing areas and structures which are compatible with the Program.

9.    Create viable environments which will facilitate and enable the construction, upgrading and maintaining of housing stock, maintaining housing health and safety quality standards, and maintaining and strengthening individual neighborhoods.

10.    Stimulate private activity and investment to stabilize, enhance and balance the City’s housing supply.

11.    Eliminate code violations, remediate environmental contamination and eliminate nuisance and other negative conditions that adversely affect neighborhoods or are obstacles to the objectives of the Program.

12.    Revitalize property to create a safe, attractive, comfortable, convenient and efficient area for residential use.

13.    Create and reinforce a sense of residential place and security which creates neighborhood cohesiveness through City investment in neighborhood infrastructure and public improvements, including landscaping, park improvements, local street modifications to reduce traffic impacts, street construction or repaving, curb and gutter construction or replacement and streetlight installation or updating.

14.    Encourage infill development and redevelopment that is compatible in use and scale with surrounding neighborhoods.

15.    Rehabilitate existing housing stock and preserve existing residential neighborhoods wherever possible.

16.    Demolish and reconstruct, where necessary, aging residential buildings to preserve neighborhoods.

17.    Remove substandard structures.

18.    Further many of the goals enumerated in Minnesota Statutes Section 469.124, including providing employment opportunities, improving the tax base, improving the general economy of the State, and providing open space relief within the New Brighton Exchange.

WHEREAS, the City Council has approved a framework plan and design standards for all future land uses within the New Brighton Exchange to ensure high-quality, complementary development, construction of a variety of high-quality housing products, creation of new green space, trails, storm water ponds and recreational uses as extensions of the natural amenities of Long Lake and Long Lake Regional Park, and encouragement of pedestrian traffic between land uses;

WHEREAS, in order to achieve many of the objectives of the Council in creating the Development District, the City is prepared to convey certain real property located in the Development District and legally described in Exhibit B to the Owner for the Redeveloper to redevelop in accordance with this Agreement;

WHEREAS, the City proposes to provide certain revenues to effectuate such objectives;

WHEREAS, the City believes that the development and redevelopment of the Development District pursuant to this Agreement, and fulfillment generally of the terms of this Agreement, are in the vital and best interests of the City and the health, safety, morals and welfare of its residents, and in accord with the public purposes and provisions of applicable federal, state and local laws under which the Development District and Program is being undertaken and assisted;

NOW, THEREFORE, in consideration of the premises and the mutual obligations of the parties hereto, each of them does hereby covenant and agree with the other as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. In this Agreement, unless a different meaning clearly appears from the context:
“Act” means the Municipal Development Districts Act, Minnesota Statutes Sections 469.124 to 469.134, inclusive, as amended.
“Agreement” means this Agreement, as the same may be from time to time modified, amended, or supplemented.
“Business Subsidy” shall have the same definition as set forth in Minn. Stat. §116J.993 and the City’s Business Subsidy Plan.
“Certificate of Completion” means a certification provided to the Owner and Redeveloper pursuant to Section 5.8 in the form of the certificate contained in Exhibit D.
“City” means the City of New Brighton, Minnesota, its successors or assigns.
“Closing” means the date the Redevelopment Property is conveyed by the City to the Owner as set forth in Section 4.1.
“Closing Date” shall be five (5) days after the Owner has notified the City and the Redeveloper that the Owner’s Closing Conditions set forth in Section 4.2(b) of this Agreement have been satisfied but in no event later than August 15, 2014.
“Construction Plans” means the plans, specifications, drawings and related documents on the construction work to be performed by the Redeveloper on the Redevelopment Property which shall be as detailed as the plans, specifications, drawings and related documents which are submitted to the building official of the City, and shall include at least the following for each building: (1) site plan; (2) foundation plan; (3) floor plan for each floor; (4) elevations (all sides); (5) façade and landscape plan; and (6) such other plans or supplements to the foregoing plans as the City may reasonably request.
“Council” means the Council of the City.
“County” means the County of Ramsey, Minnesota.
“Development District” means Development District No. 1 created by the City pursuant to the Act through the adoption of the Program.
“Environmental Reports” means the reports and other documents listed in Exhibit H.
“Event of Default” means an event of default as defined in Section 7.1.

“Hazardous Substance or Substances” means any hazardous or toxic substances, materials or wastes, including, but not limited to those substances, materials, and wastes listed in the United States Department of Transportation’s Hazardous Materials Table (49 CFR Part 172.101) or by the United States Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto, or such substances, materials and wastes which are or become regulated under any applicable local, state, or federal law. Hazardous Substances shall include, but not be limited to: (i) oil, including but not limited to, petroleum, fuel oil, sludge, oil refuse, and oil mixed with wastes; (ii) asbestos; (iii) polychlorinated biphenyls (“PCBs”); (iv) substances designated as a hazardous substance pursuant to Section 311 of the Clean Water Act, 33 USC § 1321 or pursuant to Section 307 of the Clean Water Act, 33 USC § 1317; (v) substances defined as a hazardous waste pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 USC § 6903 et seq., (“RCRA”) as amended; (vi) substances defined as a hazardous substance pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 USC § 9601 et seq., (“CERCLA”) as amended; (vii) substances included as a hazardous material, substance or related material in the Hazardous Materials Transportation Act, as amended, 40 USC § 1801, et seq., as amended; or (viii) substances listed as a hazardous air pollutant pursuant to the federal Clean Air Act, 42 USC § 7401 et seq., as amended.
“Indemnified Parties” means the City and their respective elected officials, officers, employees and agents.
“Minimum Improvements” means a two story building of approximately 116,000 square feet, of which at least 75% of the space shall initially be used for office purposes (including office or office with lab, clean room and production space) on the Redevelopment Property, subject to changes that may result from the City approvals that Owner intends to obtain (the “Minimum Improvements”) and to commence the construction of such buildings promptly following the closing of the purchase of the Redevelopment Property. Subject to the terms of this Agreement, the construction costs of the Minimum Improvements shall be not less than $14,732,000.00 (including land, building shell, tenant improvements and soft costs); the Redeveloper has furnished a proposed concept site plan which is attached as Exhibit E.
“MPCA” means the Minnesota Pollution Control Agency.
“New Brighton Exchange” means the area of the City has planned for redevelopment pursuant to the Program, which generally lies at the northwest corner of the intersection of I-694 and I-35W, bound by Long Lake Regional Park on the west and north; 14th Street NW on the north and the aforementioned interstate highways on the east and south; is approximately 100 acres in size and which includes the Redevelopment Property.
“Option Property” means the area shown and legally described on Exhibit L and described in Section 4.4 consisting of no less than two (2) acres and no more than 3.6 acres in size as determined by the Owner.
“Owner” means Cardiovascular Systems, Inc., a Delaware corporation.

“Plan” means, collectively, the Tax Increment Plans adopted by the City in connection with the creation of the Tax Increment District and the Subdistrict and the Program adopted by the City in connection with the creation of the Development District.
“Preliminary Plans” means floor plans and sketches of the typical exterior and interior of the proposed Minimum Improvements which illustrate the size and character of the proposed improvements.
“Program” means the Restated Development Program adopted by the City in connection with the creation of the Development District.
“Prohibition Against Tax Exemption” means the prohibition against tax exemption substantially in the form of Exhibit G.
“Project” shall refer collectively to the Redevelopment Property, the Option Property and the Minimum Improvements.
“Public Improvement Plans” mean those plans approved by the City as part of City Project No. 14-10.
“Public Improvements” means the public improvements described on Exhibit F to be constructed by the Redeveloper.
“Purchase Price” means a total purchase price of $500,000 which shall be payable at Closing.
“Redeveloper” means Ryan Companies US, Inc., a Minnesota corporation, or its successor or assigns.
“Redevelopment Property” shall mean the real property of approximately 10.0 acres (+/-) identified on Exhibit A and legally described in Exhibit B.
“Redevelopment Property Deed” means the limited warranty deed, substantially in the form attached as Exhibit C, to be used by the City to convey the Redevelopment Property and, if applicable, the Option Property to the Owner at Closing(s).
“Site Plan” means the plan attached hereto as Exhibit E showing the proposed nature and location of the Minimum Improvements.
“State” means the State of Minnesota.
“Tax Increment” means the real estate taxes paid on property in the Tax Increment District which is remitted to the City as tax increment pursuant to the Tax Increment Act.
“Tax Increment Act” means Minnesota Statutes Sections 469.174 et seq., Laws of Minnesota 1998, Chapter 389, Article 11, Section 24 and any other special law.

“Tax Increment District” means a tax increment financing district that includes the Redevelopment Property and which has been approved and adopted by the Council within the Development District pursuant to the Tax Increment Act.
“Tax Increment Plan” means the tax increment financing plan adopted by the City in connection with the creation of the Tax Increment District.
“Tax Official” means any City Assessor, County Assessor, County Auditor, City, County or State board of equalization, the Commissioner of Revenue of the State, any State or District Court, the tax court of the State, the State Court of Appeals or the State Supreme Court.
“Termination Date” means the termination date of this Agreement, which shall be the earliest of: (i) the date of termination of the Tax Increment District or (ii) the date on which this Agreement is earlier terminated pursuant to this Agreement.
“Title Company” shall mean Old Republic National Title Insurance Company, 400 Second Avenue South, Minneapolis, MN 55401.
“Unavoidable Delays” means delays which are the direct result of strikes or other labor troubles, unforeseeable and unavoidable casualties to the Redevelopment Property or the Project, governmental actions, judicial action commenced by third parties, the implementation of an environmental agency-approved work plan for remediation, severe weather, acts of God, fire or other casualty, site conditions materially different from those revealed in any report or test provided to or obtained by the Redeveloper or the Owner or any other causes which the Redeveloper or the Owner could not reasonably control or circumvent.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.1. Representations and Covenants by the City. The City represents and warrants to Redeveloper and to Owner that:
(a)    The City is a municipal corporation duly organized and existing under the laws of the State. Under the provisions of the Act, the City has the power to enter into this Agreement and carry out its obligations hereunder.
(b)    The City has created, adopted and approved the Development District in accordance with the terms of the Act.
(c)    The City has approved the Tax Increment District pursuant to the Tax Increment Act.
(d)    The City’s execution of this Agreement and consummation of the transaction contemplated hereby does not and will not (i) result in a breach of or default under any indenture,

agreement, instrument or obligation to which the City is a party and which affects all or any portion of the Redevelopment Property, or (ii) violate any applicable law.
(e)    The City is the holder of marketable fee simple and record title to the Redevelopment Property and the Option Property, free and clear of all liens, claims, encumbrances and restrictions, except those which are recorded against the Redevelopment Property and the Option Property.
(f)    The City, subject to Unavoidable Delays, will convey the Redevelopment Property and the Option Property, if applicable, to the Owner pursuant to Article IV for the Owner’s use in accordance with the Plan and this Agreement.
(g)    The City will reasonably cooperate with Owner and the Redeveloper with respect to any litigation commenced by third parties in connection with this Agreement.
(h)    To the City’s knowledge, Exhibit H includes all environmental reports and other documents in the City’s possession or control regarding the environmental condition of the Redevelopment Property and Option Property.
(i)    There is not pending, nor to the best of the City’s knowledge after due inquiry is there threatened, any suit, action or proceeding against the City before any court, arbitrator, administrative agency or other governmental authority that materially and adversely affects the validity of any of the transactions contemplated hereby, the ability of the City to perform its obligations hereunder, or the validity or enforceability of this Agreement.
(j)    There are no parties other than the City in possession of any portion of the Redevelopment Property or the Option Property, nor are there any leases (oral or written) applicable to or affecting the Redevelopment Property.
(k)    No third party has an option to purchase, right of first refusal, right of first offer or other similar right with respect to all or a portion of the Redevelopment Property or the Option Property and the City has not entered into any other contracts for the sale of all or any portion of the Redevelopment Property or the Option Property with any third party.
(l)    The City is not aware of any methamphetamine production occurring on the Redevelopment Property or the Option Property. This representation is intended to satisfy the requirements of Minn. Stat. § 152.0275, Subd. 2(m).
(m)    To the best of the City’s knowledge, information and belief, and without conducting any independent investigation:
i.    There are "Wells," as defined in Minn. Stat. § 103I.005, Subd. 21, on the Redevelopment Property and the Option Property as shown on attached Exhibit K or as set forth in the Environmental Reports. This representation is intended to satisfy the requirements of Minn. Stat. § 103I.235.
ii.    There are no individual sewage treatment systems as defined in Minn. Stat. § 115.55, Subd. 1, on the Redevelopment Property or the Option

Property. This representation is intended to satisfy the requirements of Minn. Stat. § 115.55, Subd. 6.
iii.    No above ground or underground tanks, are located in or about the Redevelopment Property or the Option Property, or have been located under, in or about the Redevelopment Property or the Option Property and have subsequently been removed or filled, except as set forth in the Environmental Reports.
iv.    There are no unrecorded contracts, leases or other agreements currently affecting the Redevelopment Property or the Option Property.
v.    There are no currently effective licenses or permits relating to the Redevelopment Property or the Option Property.
vi.    There are no pending or levied assessments or reassessments of the Redevelopment Property or the Option Property.
vii.    Except as may be set forth in the Environmental Reports, the City has not received any notices that the Redevelopment Property or the Option Property is in violation of applicable local, state, or federal regulations, including, but not limited to, environmental, zoning, building code and public health laws and regulations (“Applicable Laws”).
(n)    The Redevelopment Property and the Option Property can be used, as of the date of this Agreement, for the Minimum Improvements without a zoning change.
(o)    The Minimum Improvements contemplated by this Agreement, as of the date of this Agreement, are in conformance with the development objectives set forth in the Development District, the Tax Increment District, the Act and the Program that were created, adopted and approved in accordance with the terms of the Tax Increment Act.
(p)    The City shall, without charge to the Owner or the Redeveloper, reasonably cooperate in the Owner’s attempts to obtain approvals from governmental agencies other than the City, that are necessary in the Owner’s judgment in order to make that use of the Redevelopment Property and the Option Property for the Owner’s intended use and shall execute such documents in its capacity as the fee owner of the Redevelopment Property and the Option Property as may be required by other governmental bodies (not including the City) to accomplish the foregoing, subject, however, to the Owner’s obligation to pay for any permit fees and any other fees as required by the approval process.
(q)    To the City’s knowledge, neither the Redevelopment Property nor the Option Property is affected by airport zoning regulations.
(r)    The provisions of 6.3(e) and 6.3(f) shall apply to the Redevelopment Property.
Section 2.2. Representations and Warranties by the Redeveloper. The Redeveloper represents and warrants to the City and to Owner that:

(a)    The Redeveloper is a corporation organized and in good standing under the laws of the State of Minnesota.
(b)    The Redeveloper has duly authorized the execution of this Agreement and the performance of its obligations hereunder, and neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, is prevented, limited by or conflicts with or results in a breach of, any indebtedness, agreement or instrument of whatever nature to which the Redeveloper is now a party or by which it is bound, or constitutes a default under any of the foregoing.
(c)    Subject to the conditions contained in Article IV below, the Redeveloper will construct the Minimum Improvements in accordance with Applicable Laws.
(d)    The Redeveloper will obtain all required permits, licenses and approvals, and will meet, in a timely manner, all requirements of all Applicable Laws that must be obtained or met before the Minimum Improvements may be lawfully constructed.
(e)    The Redeveloper will reasonably cooperate with the City and Owner with respect to any litigation commenced by third parties in connection with this Agreement and any litigation commenced by the City or Owner against third parties in connection with this Agreement.
(f)    There are no pending or threatened legal proceedings of which the Redeveloper has knowledge which seek to restrain or enjoin the transactions contemplated by the Agreement or which question the authority of the Redeveloper to execute and deliver this Agreement or the validity of this Agreement.
(g)    The Redeveloper has delivered to the Owner all current surveys and title reports for the Redevelopment Property.
(h)    Exhibit H includes all environmental reports and other documents in the Redeveloper’s possession or control regarding the environmental condition of the Redevelopment Property and the Option Property.
Section 2.3. Representations and Warranties by the Owner. The Owner represents and warrants to Redeveloper and to the City that:
(a)    The Owner is a corporation organized and in good standing under the laws of the State of Delaware.
(b)    The Owner has duly authorized the execution of this Agreement and the performance of its obligations hereunder, and neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, is prevented, limited by or conflicts with or results in a breach of, any indebtedness, agreement or instrument of whatever nature to which the Owner is now a party or by which it is bound, or constitutes a default under any of the foregoing.

(c)    Subject to the conditions set forth in this Agreement, including, without limitation, those contained in Article IV below, Owner will acquire the Redevelopment Property from the City, and will contract with Redeveloper to perform site development services and construct the Minimum Improvements, all in accordance with this Agreement.
(d)    The Owner will contract with Redeveloper to obtain all required permits, licenses and approvals, and will meet, in a timely manner, all requirements of all applicable local, state and federal laws and regulations which must be obtained or met before the Minimum Improvements may be lawfully operated for their intended use.
(e)    The Owner will reasonably cooperate with the City and the Redeveloper with respect to any litigation commenced by third parties in connection with this Agreement and any litigation commenced by the City or Redeveloper against third parties in connection with this Agreement.
(f)    The Owner will not assign or convey any interest in the Redevelopment Property, Option Property, Minimum Improvements or any portion thereof, or this Agreement or any portion thereof, to any tax-exempt entity or take any other action which would result in the Redevelopment Property, Option Property, Minimum Improvements becoming exempt from the levy of ad valorem property taxes, or any statutorily authorized alternative, until after the dissolution or other termination of the Tax Increment District, without the prior written approval of the City, whose approval shall be conditioned upon the Owner executing a payment in lieu of tax agreement reasonably satisfactory to the City. The Owner will execute and record the Prohibition Against Tax Exemption in substantially the form attached hereto as Exhibit G in connection with the conveyance of the Redevelopment Property to the Owner.
(g)    There are no pending or threatened legal proceedings of which the Owner has knowledge which seek to restrain or enjoin the transactions contemplated by the Agreement or which question the authority of the Owner to execute and deliver this Agreement or the validity of this Agreement.
ARTICLE III

LAND USE AND DEVELOPMENT CONTROLS

Section 3.1. Zoning and Land Use Approvals. City approval for the Project will be processed as part of a Planned Unit Development (PUD) as defined under Chapter 7, Article 2 of the City Zoning Ordinance. The Redeveloper, on behalf of the Owner, shall submit the appropriate application materials as required under such Chapter. The staff of the City shall reasonably cooperate with and assist the Redeveloper and the Owner in applying for and processing such applications, including without limitation seeking all necessary approvals, if required, from the Metropolitan Council and the MPCA. The Redeveloper, on behalf of the Owner, shall be responsible for applying for and obtaining all land use and zoning approvals necessary for the Project. All zoning and land use approvals shall be by the City Planning Commission or City Council in accordance with the ordinances of the City.

Section 3.2. Platting. The City has prepared a concept drawing which is shown on Exhibit A. The concept drawing depicts the Redevelopment Property. The Redeveloper shall pay for all platting and filing fees necessary to record the new plat for the Redevelopment Property (the “Final Plat”), prior to the start of construction of the Minimum Improvements.
Section 3.3. Control of Use. The Owner may utilize deed restrictions, covenants, easements, agreements, architectural controls, owners’ associations and other means to control the use and to ensure the maintenance of the land within the Project. The Owner shall pay the costs of preparing and recording such instruments or control.
Section 3.4. Building and Construction Permits; Fees. The Redeveloper shall comply with all applicable City building codes and construction requirements and shall be responsible for obtaining all building permits prior to construction. The Redeveloper shall pay the normal and customary permit, plan review and utility access fees and shall be responsible for obtaining all building permits prior to construction. The Owner shall pay the normal and customary park dedication fees in an amount not to exceed $122,780.00.
Section 3.5. Areas to be Maintained by Owner. Owner agrees to maintain those areas adjacent to the Project as shown in Exhibit J.
Section 3.6.    Reimbursement for RAP Preparation. The Redeveloper agrees to reimburse the City, at Closing or upon termination of this Agreement (whichever occurs first), for a contribution not to exceed $5,000 for preparation of the Environmental Summary Report and Response Action Plan dated March 2014 prepared for the City and Redeveloper by Barr Engineering and approved by the MPCA on May 8, 2014, as to the Redevelopment Property (the “RAP”).

ARTICLE IV

CONVEYANCE OF THE REDEVELOPMENT PROPERTY

Section 4.1. Conveyance of the Redevelopment Property.

(a)    Title. The City shall convey marketable title to and possession of the Redevelopment Property on the Closing Date. The City shall execute and deliver a limited warranty deed of the Redevelopment Property in the form of the Redevelopment Property Deed attached as Exhibit C at Closing. The conveyance of title to the Redevelopment Property pursuant to the Redevelopment Property Deed shall be subject to only to the Permitted Encumbrances (as defined below). At its expense, the Owner may obtain any title insurance policy and endorsements it deems necessary.
At its expense, the City agrees to obtain and shall deliver to the Owner a commitment for an ALTA Form owner’s title insurance policy issued by the Title Company, naming Owner as the proposed owner-insured of the Redevelopment Property in the amount of the Purchase Price (the “Commitment”). The Commitment shall have a current date as its effective date and shall commit to insure marketable title in the Owner, free and clear of all mechanics’ lien claims, questions of survey, unrecorded interests, rights of parties in possession or other exceptions.

The Owner will be allowed twenty (20) days after receipt of the Commitment and the survey referred to in subparagraph (c) below (the “Survey”) to make an examination thereof and to make any objections (the “Objections”), which Objections are to be made by written notice or to be deemed waived. Any matter shown on such Commitment or Survey Title and not objected to by the Owner shall be a “Permitted Encumbrance” under the terms of this Agreement and shall be listed as exceptions on Attachment 2 of the Redevelopment Property Deed.
The City will have ten (10) days after receipt of any Objections to cure the Objections. To the extent an Objection is a mortgage lien, mechanic’s lien or other monetary lien, then such lien shall be satisfied by the City on or prior to the Closing Date. If the Objections are not cured within such ten (10) day period, the Owner will have the option to do any of the following:
(i)    Terminate this Agreement by giving written notice to the City, in which event all earnest money paid by the Owner shall be returned to the Owner and this Agreement shall become null and void and neither party shall have any further rights or obligations hereunder; or
(ii)    If (a) the Owner determines, in Owner’s reasonable discretion, that the Objections can be resolved by that certain Registration Proceeding filed May 25, 2014; Court Case No. 62-CV-10-5801 (the “Registration Proceeding”), (b) the Title Company provides to the Owner, on the Closing Date, such title policies, endorsements and other title assurances as may be required in the Owner’s sole discretion, (c) the City provides to the Owner a Closing Agreement that commits the City, at its sole cost and expense, to complete the Registration Proceeding establishing marketable title to the Redevelopment Property in Owner, subject only to the Permitted Encumbrances (the “Closing Agreement”), then the Owner shall proceed to Closing, subject to the terms and conditions of this Agreement.
(b)    Purchase Price and Closing. Subject to the terms of this Agreement, the City agrees to sell and the Owner agrees to purchase the Redevelopment Property for the Purchase Price. The City shall execute and deliver to the Owner a Redevelopment Property Deed in recordable form at Closing. Earnest money of Fifty Thousand and No/100 Dollars ($50,000.00) shall be payable by the Owner in cash or by wire transfer on the date of execution of this Agreement, the balance of the Purchase Price shall be paid by cash or wire transfer on the Closing Date. The conveyance of title to the Redevelopment Property pursuant to the Redevelopment Property Deed shall be subject only to the Permitted Encumbrances. The Owner shall promptly record the Redevelopment Property Deed.
(c)    Survey Review. City has delivered to Owner and Redeveloper the most recent survey of the Redevelopment Property in City’s possession. Owner or Redeveloper may, at its or their expense, obtain an updated or new survey of the Property.
(d)    Inspection. At the Owner’s expense, the Owner and its agents (including, without limitation, Redeveloper) are hereby granted the right any time prior to the Closing Date to inspect and test the Redevelopment Property and the Option Property subject to the below conditions, review and examine the Redevelopment Property and the Option Property to determine the feasibility of the Redevelopment Property and the Option Property for Owner’s intended use; and obtain any and all governmental approvals the Owner or the Redeveloper deems necessary for the development of the Redevelopment Property and the Option Property including without limitation preliminary plat approval, comprehensive plan amendment approval and PUD approval for Owner’s intended development of the Redevelopment Property.
Owner and Redeveloper hereby covenant and agree that, if the Owner does not proceed to Closing, then the Redevelopment Property and the Option Property shall be returned to their original conditions after Owner or Redeveloper’s entry, as the case may be, provided that neither Owner or Redeveloper shall be responsible for any existing conditions on the Redevelopment Property or the Option Property or for any environmental remediation or response actions required as a result of such investigations and inspections; provided, however, that Redeveloper and Owner, jointly and severally, shall be responsible to the extent either party exacerbates any such condition as a direct result of Redeveloper’s investigation or inspection of the Redevelopment Property on behalf of the Owner. Except for soil borings and test pits, neither Owner or Redeveloper shall conduct or cause to be conducted any physically intrusive investigation, examination or study of the Redevelopment Property or the Option Property (any such investigation, examination or study hereinafter an “Intrusive Investigation”) as part of its inspection or otherwise without obtaining the prior written consent of City, which consent shall not be unreasonably withheld. “Intrusive Investigation” shall mean any investigation, examination or study that disturbs or disrupts the Redevelopment Property or the Option Property, including, but not limited to, grading, but not including soil borings or test pits. Owner, Redeveloper and their respective representatives shall, in performing its inspection, comply with any and all Applicable Laws, subject to the terms of this Agreement. Except to the extent required by any Applicable Law, neither Owner, Redeveloper nor their respective representatives shall report the results of the inspection or any Intrusive Investigation to any governmental or quasi-governmental authority without first obtaining City’s written consent, which consent shall not be unreasonably withheld so long as the scope and extent of the Intrusive Investigation performed by Owner or Redeveloper is pursuant to a work plan that has been approved by either the MPCA Voluntary Investigation Program (“VIC”) or the MPCA Petroleum Brownfield Program. Owner or Redeveloper, on Owner’s behalf, may conduct additional Phase II investigations and prepare a Response Action Plan addendum (“RAP Addendum”) for the planned development, including, but not limited to, the planned public and site improvements outlined herein and the results of such additional investigations may be provided by the Owner to the MPCA to the extent necessary to obtain any assurance letters from the MPCA. Upon City’s request, Owner shall provide City with copies of any and all final, third party reports prepared on behalf of Owner as part of the inspection without any representation or warranty regarding the accuracy thereof.
Owner, Redeveloper and their respective representatives who enter the site, shall: (a) maintain comprehensive general liability (occurrence) insurance in an amount of not less than $2,000,000 covering any accident arising in connection with the presence of Owner, Redeveloper and their respective representatives at the Redevelopment Property and the Option Property and the performance of any investigations, examinations or studies thereon, and shall deliver a certificate of insurance (in form and substance reasonably satisfactory to City), naming City as an additional insured thereunder, verifying the existence of such coverage to City prior to entry upon the

Redevelopment Property or the Option Property ; and (b) promptly pay when due any third party costs associated with its inspection.
Owner and Redeveloper, as the case may be, shall indemnify, protect, defend and hold the Indemnified Parties harmless from and against any and all losses, damages, claims, causes of action, judgments, damages, costs and expenses (including reasonable attorneys’ fees and court costs) (collectively “Losses”) that any of the Indemnified Parties suffer or incur as a result of, or connected or related in any manner to any property damage or third parties claims directly resulting from the Owner’s or Redeveloper’s inspection of the Redevelopment Property or the Option Property as described in this Section 4.1(d); provided, however, that such indemnification obligations shall not extend to any existing conditions or environmental remediation or response actions required as a result of such entry, inspection or Intrusive Investigation, except to the extent any such condition was exacerbated as a result of such entry, inspection or Intrusive Investigation.
(e)    Wells. Any wells that are known to the City, whether abandoned or operating, are identified on attached Exhibit K. Any operating wells or landfill gas monitoring points as identified in the RAP that are not required or necessary for on-going monitoring activities shall be abandoned by the City, at its sole cost and expense, in accordance with Applicable Laws and in accordance with the terms of the Monitoring Easement Agreement.
(f)    Time of Conveyance. The Closing shall take place at the offices of the Title Company unless the parties mutually agree in writing that the Closing shall take place at another location. The Closing shall occur on the Closing Date. The Owner shall take possession of the Redevelopment Property on the Closing Date.
(g)    Taxes; Special Assessments; Other Pro Rations. Real estate taxes due and payable prior to the applicable year of Closing shall be paid by the City. Real estate taxes due and payable in the applicable year of Closing shall be allocated between the parties based on their respective period of ownership in the year of Closing. Real estate taxes due and payable in the years subsequent to the Closing shall be paid by the Owner. The City shall pay all special assessments deferred, pending or levied as of the Closing Date. The Owner shall pay all special assessments levied against the Redevelopment Property after the Closing Date. The Owner shall bear all costs of recording the Redevelopment Property Deed except as set forth below. The City shall pay the State deed tax due in connection with conveyance of the Redevelopment Property and shall pay the cost of recording any document necessary to place title in the condition described in this Agreement. The City and the Owner will each pay one‑half of any reasonable and customary closing fee or charge imposed by any closing agent designated by the Title Company. Each party shall pay all sums in cleared funds on the Closing Date.
(h)     Plat; Covenants; Easements; Zoning and Land Use Approvals. The Redevelopment Property shall be conveyed using the platted legal description. The Redeveloper shall pay all costs for plats, replats, lot splits, preparation of restrictive covenants, easements and any other documentation necessary for the construction of the Minimum Improvements and all costs of recording any such documents. Redeveloper shall obtain and pay for any necessary subdivision, platting and any other documentation for the construction of the Minimum Improvements.

(i)    Easement for Access. At Closing, the City and the Owner will execute a permanent easement providing the City the permanent right to access the Redevelopment Property to monitor landfill gas and to maintain, install, repair, exterior vapor monitoring points, all as further described in the RAP and in the Environmental Reports; provided, however that such easement will terminate at such time as the City no longer has any obligation to monitor landfill gases. Such easement shall provide that the City will not unreasonably interfere with the Owner’s use of Redevelopment Property and contain such other terms as may be reasonably acceptable to Owner and City in the form attached hereto as Exhibit P (the “Monitoring Easement Agreement”).
(j)    Environmental Covenant and Easement. The MPCA, in its correspondence dated May 8, 2014, approved the RAP subject to several conditions, including a condition that an Environmental Covenant approved by the MPCA as provided under the Uniform Environmental Covenants Act, Minn. Stat. Chap 114E be recorded against title to the Redevelopment Property. The Redeveloper and the Owner shall be jointly and severally responsible for assuring that an approved Environmental Covenant is recorded as and when required by the MPCA against the Redevelopment Property. The Redeveloper and the Owner shall provide the City with a draft copy of the Environmental Covenant against the Redevelopment Property for the City’s review and approval not later than thirty (30) days prior to completion of the Minimum Improvements or such earlier date as may be required by the MPCA. The Environmental Covenant shall be substantially in the form set forth as Exhibit N attached hereto. The parties agree that the failure of either the Redeveloper or the Owner to complete its responsibilities under this sub-section 4.1(j) shall be deemed an Event of Default hereunder.
Section 4.2. Conditions Precedent to Conveyance.
(a)    The obligations of the City to convey the relevant portion of the Redevelopment Property at Closing shall be subject to the following conditions:
(1)    The Owner shall be in material compliance with all of the terms and provisions of this Agreement as of the Closing Date;
(2)    The Owner shall have paid the Purchase Price on the Closing Date; and
(3)    Each of the Owner’s representations and warranties set forth in Section 2.3 shall be true as of the Closing Date in all material respects.
(b)    The obligation of the Owner to purchase the Redevelopment Property at Closing shall be subject to the following conditions (collectively, the “Owner’s Closing Conditions”):
(1)    The City shall be in material compliance with all of the terms and provisions of this Agreement as of the Closing Date;
(2)    Each of the City’s representations and warranties set forth in Section 2.1 shall be true as of the Closing Date in all material respects.

(3)    The Final Plat shall have been approved by the City and the Owner shall have determined that the conditions of approval are acceptable to the Owner.
(4)    The Owner shall have obtained all final governmental approvals, permits and licenses necessary in the Owner’s judgment or otherwise required by any government or governmental agency with jurisdiction over the Owner’s development of the Redevelopment Property in order to use the Redevelopment Property as the Owner intends and as may be required to construct the Minimum Improvements;
(5)    The Owner shall have obtained all assurance letters from the MPCA required or desired by the Owner in its sole discretion, including, without limitation, a No Association Determination;
(6)    The Owner and Ryan shall have entered into that certain execution of Development Services Agreement and the Design-Build Cost Plus Construction Contract for the Construction of the Minimum Improvements;
(7)    The Owner shall have entered into an agreement with the Minnesota Department of Employment and Economic Development providing for certain funding for the construction of the Minimum Improvements;
(8)    The Owner shall have determined in its sole judgment that it is satisfied with the results of and matters disclosed its investigations and testing of the Redevelopment Property and the Option Property, including, without limitation, all soil tests, well tests, engineering inspections, and environmental site assessments; and
(10)    The Owner shall have determined that title to the Redevelopment Property is acceptable to the Owner and the Title Company shall be committed to issuing an owner’s form title insurance policy to the Owner without exception except as to the Permitted Encumbrances.
(11)    The Owner shall have determined that any restrictions or conditions on storm water discharge from the Redevelopment Property to offsite ponding areas are acceptable to the Owner.
(c)    In the event the conditions precedent for either party cannot be satisfied by the Closing Date, then this Agreement shall terminate and all earnest money paid by Owner shall be returned to Owner.
Section 4.3. Documents at Closing on Redevelopment Property.
(a)    At Closing, the City shall deliver to the Owner:
(1)    An executed Redevelopment Property Deed.
(2)    All certificates, instruments and other documents necessary to permit the recording of the applicable Redevelopment Property Deed.

(3)    A standard Seller’s Affidavit with respect to judgments, bankruptcies, tax liens, mechanics liens, parties in possession, unrecorded interests, encroachment or boundary line questions and related matters.
(4)    If applicable, the owner’s duplicate certificate of title (the City need not provide an abstract of title if the property is classified as abstract property).
(5)    An affidavit that the City is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code.
(6)    The Monitoring Easement Agreement.
(7)    The Remediation and Public Improvements Escrow Agreement (as defined below).
(8)    The Minimum Improvement Construction Escrow Agreement (as defined below).
(9)    This paragraph intentionally deleted.
(10)    The affidavit under Minn. Stat. § 115B.16, subd. 2., if required.

(11)    The Closing Agreement referenced in Section 4.1(a).

(12)    Well Certificate, to the extent required.

(13)	Authority of the City’s governing body authorizing the conveyance of the Redevelopment Property.

(b)    At Closing, the Owner shall deliver to the City:
(1)    The balance of the Purchase Price, plus or minus pro rata costs between the City and the Owner as set forth herein.
(2)    Park dedication fees for the Redevelopment Property in the amount described herein.
(3)    An executed Prohibition Against Tax Exemption.
(4)    The Monitoring Easement Agreement.
(5)    The Remediation and Public Improvements Escrow Agreement (as defined below).
(6)    The Minimum Improvement Construction Escrow Agreement (as defined below).

(7)    This paragraph intentionally deleted.
(c)    At Closing, the Redeveloper shall deliver to the City and to the Owner:
(1)    The Remediation and Public Improvements Escrow Agreement (as defined below).
(2)    The Minimum Improvement Construction Escrow Agreement (as defined below).
Section 4.4. Option Property.
(a)The City hereby grants an option to Owner to purchase the Option Property as shown in Exhibit L, subject to the terms and conditions of this Section. The Owner may purchase the Option Property in its entirety (i.e. 3.6 acres) at one time or in no more than three (3) total phases (each, an “Option Property Closing”). If the Owner purchases the Option Property in phases, then the first purchase must comprise at least two acres and each subsequent purchase must comprise at least 0.8 acre.
(b)    The purchase price of the Option Property shall be $4.75 per square foot (“Option Property Purchase Price”), which square footage of the Option Property (or portion thereof) shall be determined by certification from the Owner’s surveyor prior to each Option Property Closing (defined below), subject to the review and approval of the City, which approval shall not be unreasonably withheld.
(c)    Prior to each Option Property Closing, Owner shall submit to the City a concept plan for any proposed expansion of the Minimum Improvements (“Expansion Improvements”) on the Redevelopment Property or the Option Property. Prior to commencing the Expansion Improvements, the Owner shall submit final plans, subject to the review and approval of the City. Construction of the Expansion Improvements shall be in conformance with the approved aforementioned final plans and Applicable Laws. As a condition of exercising the option, the Owner shall agree to construct certain Expansion Improvements in accordance with the following requirements:
(1)    If the Owner elects to purchase the entire Option Property at one time, then Expansion Improvements shall consist of no less than 75,000 square feet;
(2)    If the Owner elects to purchase the Option Property in phases, then Expansion Improvements for Owner’s first phased purchase of the Option Property shall consist of no less than 50,000 square feet for the initial two acres of Option Property and an additional 25,000 square feet to purchase the remaining portion of the Option Property that Owner elects to purchase;
(3)    At least a portion of any Expansion Improvements must be constructed on such portion of the Option Property purchased in connection with such Expansion Improvements; provided, however, that such Expansion Improvements to be constructed upon the Option Property (or portion thereof) need not include building improvements and may include only parking or other non-building improvements; and
(4)    Expansion Improvements must be commenced within one (1) year following the date of the applicable Option Closing Date, subject to Unavoidable Delays, and completed within two (2) years following the date of the applicable Option Closing Date, subject to Unavoidable Delays. In the event that the Owner fails to comply with the deadlines set forth in this Section 4.4(c)(4), then the City, as its sole remedy, shall have the right to repurchase the Option Property (or portion thereof) that the Owner purchased in connection with such Expansion Improvements. To exercise such right, the City must deliver written notice to the Owner its intent to repurchase within sixty (60) days following the expiration of the applicable deadline. If such right is exercised in accordance with these requirements, the Owner will re-convey such Option Property to the City by limited warranty deed (subject to all easements, covenants and restriction of record) for a total consideration equal to the Option Property Purchase Price paid by the Owner to the City for such Option Property. The closing shall occur within thirty (30) days after the date of receipt of the City’s notice and, upon conveyance, the City shall pay the repurchase price and all closing costs in funds readily available. Ad valorem taxes and assessments shall be prorated as of 12:01 a.m. on the date of such reconveyance.
(d)    The Option Property shall be conveyed for any purpose consistent with Applicable Laws. The Option Property conveyed shall not be further subdivided for a period of ten (10) years after the date of conveyance to the Owner.
(e)    The term of the option multiple periods are as follows.
(1)    “Option Period 1” shall commence on the date hereof and continue through May 31, 2017. During Option Period 1, the option shall be exclusive to Owner. Option Period 1 shall only be effective and Owner shall only have a right to exercise the option if there is no existing and uncured material Event of Default under this Agreement by the Owner and the Redevelopment Property has been conveyed to the Owner and the Minimum Improvements have been completed in accordance with this Agreement.
(2)    “Option Period 2” shall commence on June 1, 2017 and continue through May 31, 2019. During Option Period 2, the option shall remain exclusive to the Owner and the City agrees not to convey or otherwise encumber the Option Property during the Option Period 2 so long as the Owner pays to the City an option fee of $20,000.00 per acre (“Option Period 2 Fee”). The Option Period 2 Fee shall be payable to the City on or before June 1, 2017. If the Owner fails to pay the Option Period 2 Fee within thirty (30) days after the Option Period 2 Fee is due, then the option shall terminate and no longer be in effect. Option Period 2 shall only be effective and the Owner shall only have a right to exercise the option if there is no existing and uncured material Event of Default under this Agreement by the Owner and the Redevelopment Property has been conveyed to the Owner. Option Period 2 Fee shall be non-refundable, except in the event of any Event of Default by the City hereunder and except as provided in Section 4.4(o), but upon the occurrence of the Option Property Closing, shall be applied as a credit towards the Option Property Purchase Price.

(3)    “Option Period 3” shall commence on June 1, 2019 and continue through May 31, 2021. During Option Period 3, the option shall remain exclusive to the Owner and the City agrees not to convey or otherwise encumber the Option Property during the Option Period 3 so long as the Owner pays to the City an option fee of $20,000.00 per acre (“Option Period 3 Fee”). The Option Period 3 Fee shall be payable to the City on or before June 1, 2019. If the Owner fails to pay the Option Period 3 Fee within thirty (30) days after the Option Period 3 Fee is due, then the option shall terminate and no longer be in effect. Option Period 3 shall only be effective and Owner shall only have a right to exercise the option if there is no existing and uncured material Event of Default under this Agreement by the Owner and the Redevelopment Property has been conveyed to the Owner. Option Period 3 Fee shall be non-refundable except in the event of any Event of Default by the City hereunder and except as provided in Section 4.4(o), but upon the occurrence of the Option Property Closing, Option Period Fee 2 and Option Period Fee 3 shall be applied as a credit towards the Option Property Purchase Price.
(4)    The option shall be exercised by Owner providing the City with notice during the above mentioned option periods (an “Option Notice”). The Option Notice shall include a description (including the acreage) of the Option Property to be purchased pursuant to such Option Notice. The option shall not be exercised if the Minimum Improvements have not been completed in accordance with this Agreement.
(5)    After receipt of an Option Notice and subject to the terms of this Agreement, the City agrees to sell and the Owner agrees to purchase the Option Property (or portion thereof) for the Option Property Purchase Price. The City shall, subject to the conditions herein, convey title to and possession of the Option Property (or portion thereof) on the Option Property Closing Date, subject only to the Option Permitted Encumbrances (as defined below). The City shall execute and deliver the Redevelopment Option Property Deed attached as Exhibit C at the Option Property Closing for the Option Property (or portion thereof). At its expense, the Owner may obtain any title insurance policy and endorsements it deems necessary. All sums shall be paid by wire transfer of funds on the Option Property Closing Date. The Owner shall promptly record the Redevelopment Option Property Deed.
(f)    Within a reasonable time after receipt of the Option Notice and at its expense, the City agrees to obtain and shall deliver to the Owner a commitment for an ALTA Form owner’s title insurance policy issued by the Title Company, naming the Owner as the proposed owner-insured of the Option Property (or portion thereof) in the amount of the Option Property Purchase Price (the “Option Commitment”). The Option Commitment shall have a current date as its effective date and shall commit to insure marketable title in the Owner, free and clear of all mechanics’ lien claims, questions of survey, unrecorded interests, rights of parties in possession or other exceptions. The Option Commitment shall set forth all levied real estate and special assessments. The Option Commitment shall include such title policy endorsements as may be requested by the Owner. The Option Commitment shall have attached copies of all instruments of record which create any easements or restrictions which are referred to in Schedule B of the Option Commitment.

The Owner will be allowed twenty (20) days after receipt of the Option Commitment and the survey referred to in subparagraph (h) below (the “Option Survey”) to make an examination thereof and to make any objections (the “Option Objections”), which Option Objections are to be made by written notice or to be deemed waived. Any matter shown on such Option Commitment or Option Survey and not objected to by the Owner shall be an “Option Permitted Encumbrance” under the terms of this Agreement.
The City will have ten (10) days after receipt of any Option Objections to cure the Option Objections. The City shall use reasonable efforts to cure any Option Objections. To the extent an Objection is a mortgage lien, mechanic’s lien or other monetary lien, then such lien shall be satisfied by the City on or prior to the Option Property Closing Date. If the Option Objections are not cured within such ten (10) day period, the Owner will have the option to do any of the following:
(i)    Terminate the Option by giving written notice to the City, in which event the Option shall become null and void and neither party shall have any further rights or obligations under the Option; or
(ii)    Elect to accept the title in its existing condition and proceed to the Option Closing.
(g)    Subject to the terms of this Agreement and receipt of the Option Notice, the City agrees to sell and the Owner agrees to purchase the Option Property (or portion thereof) for the Option Purchase Price. The City shall execute and deliver to the Owner a Redevelopment Option Property Deed in recordable form at the Option Property Closing. All sums shall be paid by wire transfer of funds on the Option Property Closing Date. The conveyance of title to the Option Property (or portion thereof) pursuant to the Redevelopment Option Property Deed shall be subject only to the Option Permitted Encumbrances. The Owner shall promptly record the Redevelopment Option Property Deed.
(h)    City will deliver to Owner the most recent survey of the Option Property (or portion thereof) in City’s possession within thirty (30) days after receipt of the Option Notice (the “Option Survey”).
(i)    At the Owner’s expense, the Owner, and its respective agents are hereby granted the right for a period of sixty (60) days following delivery of the Option Notice to inspect and test the Option Property subject to the below conditions to determine the feasibility of the Option Property for Owner’s intended use; and obtain any and all governmental approvals the Owner deems necessary for the development of the Option Property. If the Owner determines not to proceed to the Option Property Closing based on this Section, it must deliver written notice to the City within such time period or this condition will be deemed to have been waived. If such notice is timely provided, this Section 4.4 shall be null and void and any option fee paid shall be forfeited to the City.
Owner shall have the right to enter the Option Property (or portion thereof) at reasonable times for the purpose of inspection pursuant to the terms of Section 4.1(d), above.

(j)    Each “Option Property Closing” shall take place at the offices of the Title Company unless the parties mutually agree in writing that such Option Property Closing shall take place at another location. The Closing shall occur within sixty (60) days of the City being provided the Option Notice (“Option Property Closing Date”). The Owner shall take possession of such portion of the Option Property on the applicable Option Property Closing Date.
(k)    Real estate taxes due and payable prior to the applicable year of Option Property Closing shall be paid by the City. Real estate taxes due and payable in the applicable year of Option Property Closing shall be allocated between the parties based on their respective period of ownership in the year of Option Property Closing. Real estate taxes due and payable in the years subsequent to the Option Property Closing shall be paid by the Owner. The City shall pay all special assessments deferred, pending or levied as of the Option Property Closing Date. The Owner shall pay all special assessments levied after against the Option Property after the Option Property Closing Date. The Owner shall bear all costs of recording the Redevelopment Option Property Deed except as set forth below. The City shall pay the State deed tax due in connection with conveyance of the Option Property and shall pay the cost of recording any document necessary to place title in the condition described in this Agreement. The City will pay all costs of the Option Commitment and the fees charged by the Title Company for any escrow required regarding the Objections or the Registration Proceeding. The City and the Owner will each pay one half of any reasonable and customary closing fee or charge imposed by any closing agent designated by the Title Company. Each party shall pay all sums in cleared funds on the Option Property Closing Date.
(l)    The Owner shall pay all costs for plats, replats, lot splits, preparation of restrictive covenants, easements and any other documentation necessary for the construction of the Expansion Improvements and all costs of recording any such documents. Owner will adhere to normal and customary site and building plan review requirements including the payment of normal and customary fees including park dedication fees as required by City Code. Owner shall obtain and pay for any necessary variances, rezoning, subdivision, platting, plat amendment and any other documentation for the construction of the Expansion Improvement
(m)    At Closing, the City and the Owner will execute a permanent easement providing the City the permanent right to access the Option Property to monitor landfill gas and to maintain, install, repair, exterior vapor monitoring points, all as further described in the Environmental Reports; provided, however that such easement will terminate at such time as the City no longer has any obligation to monitor landfill gases. Such easement shall provide that the City will not unreasonably interfere with the Owner’s use of the Option Property and contain such other terms as may be reasonably acceptable to Owner and City in substantially the form attached hereto as Exhibit P.
(n)    An Environmental Covenant approved by the MPCA as provided under the Uniform Environmental Covenants Act, Minn. Stat. Chap 114E must be recorded against title to the Option Property, if required by the MPCA. The Owner shall be responsible for assuring that an approved Environmental Covenant against the Option Property is recorded as and when required by the MPCA. The Redeveloper and the Owner shall provide the City with a draft copy of the Environmental Covenant against the Option Property for the City’s review and approval not later than thirty (30) days prior to completion of the Expansion Improvements on the Option Property or such earlier date as may be required by the MPCA. The Environmental Covenant shall be substantially in the form set forth as Exhibit N attached hereto. The parties agree that the failure of the Owner to complete its responsibilities under this sub-section 4.4(n) shall be deemed an Event of Default hereunder.
(o)    The obligations of the City to convey the Option Property (or portion thereof) at Closing shall be subject to the following conditions:
(1)    Owner timely providing the Option Notice pursuant to Section 4.4 of this Agreement.
(2)    There shall be no material Event of Default caused by the Owner with any of the terms and provisions of this Agreement that has not been cured and is continuing at the time the City is required to convey the Option Property to the Owner;
(3)    The Owner shall have paid the Option Property Purchase Price; and
(4)    Each of the Owner’s representations and warranties set forth in Section 2.3, to the extent applicable to the Option Property (or portion thereof), shall be true as of the Option Property Closing Date.
(p)    The obligation of the Owner to purchase the Option Property (or portion thereof) at Option Property Closing shall be subject to the following conditions precedent as applicable:
(1)    Owner timely providing the Option Notice pursuant to Section 4.4 of this Agreement.
(2)    There shall be no material Event of Default caused by the City with any of the terms and provisions of this Agreement that has not been cured; and
(3)    Each of the City’s representations and warranties set forth in Section 2.1, to the extent applicable to the Option Property (or portion thereof), shall be true as of the Option Property Closing Date.
(4)    The Final Plat has been approved by the City and the conditions of approval are acceptable to the Owner;
(5)    The Owner shall have obtained all final governmental approvals, permits and licenses necessary in the Owner’s judgment or otherwise required by any government or governmental agency with jurisdiction over the Owner’s development of the Option Property (or portion thereof) in order to use the Option Property as the Owner intends and as may be required to construct any improvements on the Option Property (or portion thereof);

(6)    The Owner shall have obtained all required approvals and permits necessary in the Owner’s sole discretion to enroll the Option Property (or portion thereof) in the VIC Program and the Petroleum Brownfield Program as administered by the MPCA;
(7)    The Owner shall have obtained all assurance letters from the MPCA required or desired by the Owner in its sole discretion, including, without limitation, a No Association Determination
(8)    The Owner shall have determined in its sole judgment that it is satisfied with the results of and matters disclosed its investigations and testing of the Option Property (or portion thereof), including, without limitation, all soil tests, well tests, engineering inspections, and environmental site assessments; and
(9)    The Owner shall have determined that title to the Option Property (or portion thereof) is acceptable to the Owner and the Title Company shall be committed to issuing an owner’s form title insurance policy to the Owner without exception except as to the Option Permitted Encumbrances.
(q)    In the event the conditions precedent for either party cannot be satisfied by the Option Property Closing Date, except for the condition set forth in Section 4.4(p)(8), which condition must be satisfied by the Owner no later than seven (7) days prior to the Option Property Closing Date, then the Option Notice shall be deemed to have been rescinded by the Owner; provided, however, if the contingency set forth in Section 4.4(p)(8) is not satisfied because any soil test, well test, engineering inspection or environmental site assessment indicates that the Option Property (or any portion thereof) is not suitable for the Owner’s Expansion Improvements as shown on the aforementioned concept plans, as reasonably determined by the Owner upon advice from the Owner’s consultants, then the Option Period 2 Fee and the Option Period 3 shall be immediately refunded to the Owner, to the extent paid to the City and not previously applied against the Option Property Purchase Price applicable to a prior purchase of a portion of the Option Property.
(r)    At each Option Property Closing, the City shall deliver to the Owner:
(1)    An executed Redevelopment Option Property Deed,
(2)    All certificates, instruments and other documents necessary to permit the recording of the applicable Redevelopment Option Property Deed,
(3)    A standard Seller’s Affidavit with respect to judgments, bankruptcies, tax liens, mechanics liens, parties in possession, unrecorded interests, encroachment or boundary line questions and related matters,
(4)    If applicable, the owner’s duplicate certificate of title (the City need not provide an abstract of title if the Option Property is classified as abstract property), and
(5)    An affidavit that the City is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code.

(6)    A bring down certificate that certifies that the representations and warranties of the City contained in this Agreement relating to the Option Property (or portion thereof) remain true and correct as of the Option Property Closing.
(7)    The Monitoring Access Agreement.
(8)    If applicable, the affidavit required under Minn. Stat. § 115B.16, subd. 2.

(s)    At each Option Property Closing, the Owner shall deliver to the City the Option Property Purchase Price, plus or minus pro rata costs between the City and the Owner as set forth herein and the Monitoring Access Agreement.
(t)    During the period from the date hereof to each Option Property Closing (the “Executory Period”), the City shall operate and maintain the Option Property in the ordinary course of business in accordance with prudent, reasonable business standards, including the maintenance of adequate liability insurance and insurance against loss by fire, windstorm and other hazards, casualties and contingencies, including vandalism and malicious mischief. However, the City shall execute no contracts, leases or other agreements regarding the Option Property or construct any improvements or otherwise alter or encumber title to the Option Property in any manner during the Executory Period, without the written consent of the Owner, which consent may be withheld by the Owner at its sole discretion.
(u)    The provisions of Sections 6.3 (e) and (f) shall apply to the Option Property. Owner agrees that the City shall have no responsibility or obligation hereunder to further remediate any portion of the Option Property and expressly acknowledges that landfill materials remain beneath a portion of the Option Property and landfill gas monitoring points have been installed at the Option Property.

ARTICLE V

REMEDIATION AND CONSTRUCTION OF PUBLIC, SITE
AND MINIMUM IMPROVEMENTS

Section 5.1. Completion of Remediation Related to Minimum Improvements.

(a)
(1)    At least ten (10) days prior to Closing, the Redeveloper shall provide the City, subject to the review and approval of the City, with a cost estimate for (i) remedial work at the Redevelopment Property and site development work related thereto required pursuant to the RAP which the parties have agreed that Redeveloper will perform or in accordance with Applicable Laws and (ii) the Geotechnical Corrections (as defined below) (collectively, the “Remediation Work”). Any amendment to the RAP and any other submission by the Redeveloper to the MPCA with respect to the Redevelopment Property, is subject to the review and approval of the City and the Owner before submission to the MPCA, which approval shall not be unreasonably withheld, conditioned or delayed. The parties shall negotiate in good faith on the scope of and the estimated budget for such work (and shall do the same with respect to any unexpected contamination encountered during such work). If the City and the Owner do not respond with respect to a proposed submission to the MPCA or to the cost estimate referenced above (or subsequently revised cost estimate) within five (5) business days after the Redeveloper provides it to the City and Owner, then the City and the Owner will be deemed to have approved such proposed submission or such estimate and associated scope of work. “Business days” shall mean days in which New Brighton City Hall is open for business to the general public. If any amendment to the RAP, which has been submitted to the MPCA, has not yet been approved within the time frames contemplated by this subparagraph, the City and the Redeveloper shall negotiate in good faith on the budget based on the work contemplated by such amendment as submitted.

(2)
The costs of the Remediation Work shall include, the costs of: (i) performing all obligations under the RAP, as the RAP may be amended, necessary to obtain a No Further Action Letter for the Redevelopment Property; (ii) MPCA staff fees associated with review of the RAP implementation and the fees of the Redeveloper’s environmental consultants in connection with implementing the RAP; (iii) the costs of sealing any wells and landfill gas vapor monitoring points; and (iv) the costs of installing any replacement vapor monitoring points as contemplated in the RAP; and (v) to the extent provided by the RAP, the costs to install a passive vapor venting system (including any initial testing of such system as required by the MPCA during the first year of operation and, if necessary, upgrading of such system to an active vapor venting system), and related vapor monitoring as set forth in the RAP; environmental laboratory analytical work; actions beyond the Redeveloper’s normal construction practices at uncontaminated sites (such as implementing a site contingency plan; and environmental testing of any soils to be imported to the Redevelopment Property. In connection with the development of and construction at the Redevelopment Property, Redeveloper will take all reasonable measures to manage all environmental impacts in place. The Redeveloper shall be reimbursed for its share of the costs of performing the Remediation Work from the Escrow Account described below at Section 5.3.

(3)
In addition, the parties acknowledge that the Redeveloper retained American Engineering & Testing (“AET”) to evaluate the geotechnical conditions at the Redevelopment Property and to make certain recommendations to correct the same to support construction of the Minimum Improvements, all as set forth in AET’s report dated April 25, 2014 (the “Geotechnical Corrections”). The parties have agreed that Redeveloper will perform the Geotechnical Corrections as part of the Remediation Work, including, without limitation, installation of “geopiers” all as set forth in the AET report. The Redeveloper shall be reimbursed for its share of the costs incurred in connection with implementing the Geotechnical Corrections from the Escrow Account described below at Section 5.3.

(4)
The costs of Remediation Work shall not include the costs of: (i) post‑development ongoing maintenance and monitoring and replacement of venting systems, covers over soil, vapor barriers and vapor control systems if required after the first year of Owner’s first year of operations; (ii) preparation and implementation of health and safety plans in connection with post‑development disturbance or removal of soils after the completion of the development activities described herein; and (iii) any party’s attorneys’ fees.

(b)    The Redeveloper shall obtain for the benefit of the Owner a No Further Action Letter or a RAP Implementation Report Approval from the MPCA for the Redevelopment Property in form and substance reasonably acceptable to the Owner, promptly upon completion of the Remediation Work. The City agrees to reasonably cooperate with the Owner and the Redeveloper, should either party seek closure, no action or no association letters or other levels of relief or approval from MPCA or other agencies, at no cost to the City.
(c)    Except for gross negligence of the Owner and City and subject to any cost sharing agreement herein, the Redeveloper shall indemnify and hold the Owner and the Redevelopment Property harmless from all costs and liabilities, to person or property, including but not limited to reasonable attorney’s fees, relating to the entry upon the Redevelopment Property to complete the Remediation Work. The Redeveloper agrees to cause to be released any lien on the Redevelopment Property arising as a result of such work and to repair and restore any damage to the Redevelopment Property.
(d)     The Redeveloper shall comply with all MPCA requirements regarding the development of the Redevelopment Property including without limitation, installation of a sub-slab passive vapor venting system as described in the RAP.

(e)    As further described in the Monitoring Easement Agreement attached hereto as Exhibit P, the City shall be responsible for monitoring landfill gases.

(f)    The RAP provides at section 4.2.2.2 that “at a minimum, four rounds of quarterly sampling will be conducted at the monitoring point once the building construction has been completed, including at least one sample during frost conditions” (the “Initial Building Monitoring”). The parties hereto agree that the Redeveloper shall be responsible for completing the Initial Building Monitoring, preparing the RAP Implementation Report, and obtaining a RAP Implementation Report Approval Letter. In addition, during the period when such quarterly sampling is occurring, Redeveloper will use commercially reasonable efforts to attempt to obtain a No Further Action Letter for the Redevelopment Property from the MPCA. After completing the Initial Building Monitoring and obtaining the RAP Implementation Report Approval Letter, the Redeveloper will thereafter have no further obligations regarding any MPCA requirements, including obtaining a No Further Action Letter from the MPCA. Owner shall complete any and all MPCA required monitoring and maintenance of the building sub-slab vent system, including all reporting required under the contemplated Environmental Covenant or otherwise.
Section 5.2. Construction of Public Improvements. The City, prior to the Closing Date, will provide final engineering for the Public Improvements described on Exhibit F, including alignment and profile for utility, storm water pond and public streets. The Redeveloper shall construct the Public Improvements in accordance with City specifications. The Redeveloper shall be reimbursed for its share of all costs associated with the construction of the Public Improvements pursuant to Section 5.3. The parties shall negotiate in good faith on an estimated budget for the Public Improvements prior to construction. The City and the Redeveloper acknowledge that the Owner shall have no liability or obligation to pay for any of the costs of the Public Improvements. The City will not assess the Owner, the Redevelopment Property or the Option Property for any costs related to the construction or installation of the Public Improvements, including, without limitation, any costs relating to any traffic signal on Old Highway 8 near the Redevelopment Property or the Option Property. Except for gross negligence of the Owner and City and subject to any cost sharing agreement herein, the Redeveloper shall indemnify and hold the Owner and the Redevelopment Property harmless from all costs and liabilities, to person or property, including but not limited to reasonable attorney’s fees, relating to the entry upon the Redevelopment Property to complete the Public Improvement Work. The Redeveloper agrees to cause to be released any lien on the Redevelopment Property arising as a result of such work and to repair and restore any damage to the Redevelopment Property.
Section 5.3.     Escrow for Remediation and Public Improvement Costs.
(a)    The City and the Redeveloper will make the following deposits into an escrow account (the “Remediation Work and Public Improvements Escrow Account”) to pay for the costs of the Remediation Work and Public Improvements as follows:

(1)
At Closing, the City shall deposit $657,643.00 (the “Initial City Escrow”) to pay for the City’s share of the costs of the Remediation Work and the Public Improvements and the Redeveloper shall deposit $210,643.00 to pay for its share of the costs of the Remediation Work and the Public Improvements (collectively, the “Initial Escrow”). If the parties reasonably determine that the Initial City Escrow will be insufficient to complete the Remediation Work and the Public Improvements, then the City and the Redeveloper shall each deposit an equal amount, not to exceed $139,357.00 each, to cover the balance of the budgeted Remediation Work and Public Improvement costs (the “Supplemental City/Redeveloper Escrow”) into the Remediation Work and Public Improvements Escrow Account within ten (10) days after the parties, acting reasonably, have approved revised budgets for completing the aforesaid work). The total amount of the Initial Escrow and the Supplemental City/Redeveloper Escrow shall not exceed $1,147,000.00. The funds remaining in the Escrow Account upon completion of the Remediation Work and Public Improvements shall be returned to the parties so entitled pursuant to the terms of the Remediation and Public Improvements Escrow Agreement.

(2)
In addition to the amounts referenced in Section 8.10, the City and the Owner have applied for additional Minnesota Investment Fund (MIF) monies through the DEED (as defined below) in the amount of $250,000 (the “Additional MIF Monies”). In the event the Additional MIF Monies are received, the funds shall be used to pay for eligible Remediation Work or Public Improvement costs. If permissible under the terms of the MIF program, upon completion of the Remediation Work and Public Improvements, there are any unspent Additional MIF Monies, then any such unspent Additional MIF Monies shall be used to reimburse Redeveloper and the City to the extent any of the Supplemental City/Redeveloper Escrow amounts contributed by such party were used to pay for eligible Remediation Work or Public Improvement costs. If any unspent Additional MIF Monies remain after reimbursement to the Redeveloper and the City if permitted, then any such unspent Additional MIF Monies shall be divided equally between the Owner and the City to pay for other eligible costs as allowed by DEED.

(3)
In the event that the Remediation Work and Public Improvement costs exceed the Initial City Escrow, the Supplemental City/Redeveloper Escrow and any Additional MIF Monies, the City, Redeveloper and Owner shall each deposit an amount not to exceed $167,000 each; a total of $500,000 (collectively, the “Cost Overrun Escrow”) into the Remediation Work and Public Improvements Escrow Account. If upon completion of the Remediation Work and Public Improvements, there are any unspent Cost Overrun Escrow funds, the monies shall be divided equally among the City, Redeveloper and Owner as further set forth in the Remediation and Public Improvements Escrow Agreement.

(4)
In the event that the Remediation Work and Public Improvement costs exceed the Initial City Escrow, the Supplemental City/Redeveloper Escrow, the Additional MIF Monies and the Cost Overrun Escrow, (or the parties in good faith determine that such costs will exceed such available funds prior to actually incurring the costs), the parties agree to negotiate in good faith to find a solution toward paying for the additional costs. If, despite such good faith efforts, the parties are not able to reach an agreement acceptable to each party within thirty (30) days following such date of determination, then the Owner may elect to pay for the additional costs or terminate the Agreement pursuant to Section 9.1.

(b)    Administration of Escrow Funds. The Remediation Work and Public Improvements Escrow Account shall be administered by the Title Company. The escrow funds shall be disbursed to the parties according to the Remediation and Public Improvements Escrow Agreement. The

Owner, the Redeveloper, the City and the Title Company shall be parties to the Remediation and Public Improvements Escrow Agreement. The Redeveloper shall identify whether costs relate to Remediation or to Public Improvements when making draw requests pursuant to subparagraph (d) below. Any failure of the City, Owner or the Redeveloper to comply with its obligations under the Remediation and Public Improvements Escrow Agreement shall constitute an Event of Default hereunder allowing any party to exercise its default remedies set forth in Article VII.
(c)    Conditions to City’s Obligation to Deposit Escrow Funds. The City shall have no obligation to deposit any escrow funds if the City, at the time such escrow funds are to be deposited, is entitled under Section 7.2 to exercise any of the remedies set forth therein as a result of an Event of Default which has not been cured. If the City has not exercised its remedies under Section 7.2 and if such escrow funds are withheld due to an Event of Default which is later cured, such escrow funds shall be deposited within a reasonable amount of time after such Event of Default has been cured. In the event of a conflict between the terms of this Agreement and the Remediation and Public Improvements Escrow Agreement, the terms of this Agreement shall control.
(d)    Draws on Remediation and Public Improvements Escrow Account. Draws against the Remediation and Public Improvements Escrow Account shall be as set forth in the Remediation and Public Improvements Escrow Agreement.
(e)    The Redeveloper covenants and warrants to the Owner and agree that (i) the Remediation Work shall be completed no later than June 1, 2015 and will not delay completion of the Minimum Improvements and (ii) the Public Improvements shall be completed no later than June 1, 2015 and will not delay completion of the Minimum Improvements.
(f)    Redeveloper and its respective representatives who enter the site, shall: (a) maintain comprehensive general liability (occurrence) insurance in an amount of not less than $2,000,000 covering any accident arising in connection with the presence of the Redeveloper and its respective representatives at the Redevelopment Property and the performance of any investigations, examinations or studies thereon, and shall deliver a certificate of insurance (in form and substance reasonably satisfactory to the Owner), naming the Owner as an additional insured thereunder, verifying the existence of such coverage to the Owner prior to entry upon the Redevelopment Property.
Section 5.4.    Storm Water Ponding. The City has designed and built a storm water management system to serve the needs of the Minimum Improvements. The City shall maintain the storm water ponding as part of its municipal storm water management program for the City of New Brighton. Subject to the approval of the Owner’s grading and storm water discharge plans by the City Engineer, the City shall permit the Redevelopment Property to discharge storm water into the storm water system. Notwithstanding the foregoing, Owner shall be solely responsible for obtaining all required governmental approvals applicable to storm water discharges prior to commencing construction. The Final Plat shall include a storm water ponding easement allowing the Owner to discharge storm water into the storm water management system.
Section 5.5.     Construction of Minimum Improvements. The Redeveloper shall construct the Minimum Improvements in accordance with the Construction Plans approved by the City and the Owner. Subject to Unavoidable Delays, the Redeveloper shall complete construction of the Minimum Improvements on or before December 31, 2015. In the event there is a conflict between any other document that provides for the completion of the Minimum Improvements on or before December 31, 2015, the provisions of this Section 5.5 as it pertains to the completion of the Minimum Improvements shall control.
Section 5.6    Minimum Improvement Construction Escrow Agreement. On the Closing Date, the Owner will deposit with Escrow Agent fifty percent (50%) of the costs to complete the construction of the Minimum Improvements in compliance with the requirements of this Agreement (the “Minimum Improvement Construction Costs”) in the form attached hereto as Exhibit O (the “Minimum Improvement Construction Escrow Agreement”). Such escrowed amount shall be held in escrow and applied against the remaining fifty percent (50%) of the Minimum Improvement Construction Costs.
Section 5.7. Preliminary Plans and Construction Plans.
(a)    Preliminary Plans. The City hereby approves the Preliminary Plans in the form attached hereto as Exhibit M.
(b)    Construction Plans. Prior to the Redeveloper’s commencement of construction of the Minimum Improvements, the Redeveloper shall submit the Construction Plans to the City. The Construction Plans shall provide for the construction of the Minimum Improvements and shall be in conformity in all material respects with this Agreement, the Preliminary Plans, and all Applicable Laws. The City shall approve the Construction Plans in writing if: (i) the Construction Plans conform in all material respects to the terms and conditions of the Preliminary Plans and this Agreement; (ii) the Construction Plans conform to all Applicable Laws; (iii) the Construction Plans are adequate to provide for the construction of the Minimum Improvements; and (iv) no Event of Default by the Owner or the Redeveloper has occurred and is continuing.
No approval by the City shall be deemed to relieve the Redeveloper of the obligation to comply with the terms of this Agreement and Applicable Laws, or to construct the Minimum Improvements in accordance therewith. No approval by the City shall constitute a waiver of any Event of Default.
Upon the Redeveloper’s submittal of the Construction Plans to the City, such Construction Plans shall be deemed approved unless rejected in writing by the City, in whole or in part. The City shall approve or reject (in whole or in part) the Construction Plans in writing within ten (10) business days after the date of receipt thereof. If no written rejection is made within said ten (10) business days, the Construction Plans shall be deemed approved by the City. Any rejection shall set forth in detail the reasons therefor. If the City rejects the Construction Plans, in whole or in part, the Redeveloper shall submit new or revised Construction Plans within a reasonable time after receipt by the Redeveloper of the notice of rejection. The provisions of this Section relating to approval, rejection and resubmission of new or revised Construction Plans shall continue to apply until the Construction Plans have been approved by the City. The City’s approval of the Construction Plans shall not be unreasonably withheld, conditioned or delayed. Approval shall constitute a conclusive determination that the Construction Plans (and the Minimum Improvements, if constructed in accordance with said plans) comply with the provisions of this Agreement relating thereto. The

Construction Plans shall not be rejected due to any objection which could have been raised upon review of the Preliminary Plans and corrected more economically at that time.
The City acknowledges that the Owner intends to submit the Construction Plans in phases to the City. These phases include the grading plan, the plans required for issuance of the building permit and the tenant improvement plan. The time periods set forth above for the City’s approval of any portion of Construction Plans shall commence upon the City receipt of the plans for any such portion of the Minimum Improvements.
(c)    Changes. If the Owner desires to make any material change in the Preliminary Plans or Construction Plans after their approval by the City, then the Redeveloper shall submit the proposed change to the City for its approval. If the Preliminary Plans or Construction Plans, as modified by the proposed change, substantially conform to the requirements of this Section with respect to such previously approved Plans, the City shall approve the proposed change and notify the Redeveloper in writing of its approval. Such change in the Preliminary Plans or Construction Plans shall, in any event, be deemed approved by the City unless rejected in writing by the City, in whole or in part, within twenty (20) days after receipt thereof.
(d)    Approval. The City’s approval of the Preliminary Plans and the Construction Plans shall be deemed to be the City’s acknowledgment that the Preliminary Plans and the Construction Plans comply with the requirements included within the definition of the “Minimum Improvements.”
Section 5.8. Certificate of Completion.
(a)    Promptly after completion of the Minimum Improvements for the building in accordance with this Agreement, the City will furnish the Owner and the Redeveloper with a Certificate of Completion for such building in recordable form substantially in the form of Exhibit D. Such Certificate of Completion shall be a conclusive determination of satisfaction and termination of the agreements and covenants in this Agreement with respect to the Owner’s and the Redeveloper’s obligations to construct the Minimum Improvements for such building.
(b)    If the City shall refuse or fail to provide any Certificate of Completion in accordance with the provisions of this Section, the City shall, within ten (10) days after written request by the Redeveloper or the Owner, as the case may be, provide the Redeveloper or the Owner with a written statement, indicating in adequate detail in what respects the Redeveloper or the Owner has failed to complete the Minimum Improvements in accordance with the provisions of the Agreement, or has created an Event of Default, and what measures or acts will be necessary, in the reasonable opinion of the City, for the Redeveloper or the Owner, as the case may be, to perform in order to obtain a Certificate of Completion for the building.
Section 5.9.    Special Conditions Regarding Public Improvements and Development of the Redevelopment Property. Unless otherwise expressly stated elsewhere in this Agreement, the following special conditions shall apply to the Public Improvements and development of the Redevelopment Property.

(a)	Installation of Public Improvements.

1.
Installation. The Redeveloper shall install the Public Improvements in, and adjacent to, the Redevelopment Property as set forth in the Public Improvement Plans, City Code and this Agreement. All labor and work shall be done and performed in the best and most workmanlike manner and in strict conformance with the Construction Plans, City Code and this Agreement unless approved in writing by the City Engineer. The City represents and warrants that the Public Improvement Plans are in compliance with all applicable law, including, without limitation, City Code.

2.
Records. Copies of all documents and information relating to the construction of the Public Improvements, including, but not limited to, all bids, changes orders, suppliers, subcontractors shall be provided to the City Engineer promptly after request therefor.

3.
Approval of Contractors. Any subcontractor or supplier with a contract value in excess of $25,000 (each, a “Material Subcontractor”) selected by the Redeveloper to construct and install the Public Improvements shall be subject to the review and approval of the City, which approval shall not be unreasonably withheld, and the foregoing approval right shall apply only to Material Subcontractors selected after the date hereof. The City shall be provided, upon request, evidence of competency and adequate financial strength of any Material Subcontractor selected by the Redeveloper, which evidence shall be subject to the reasonable review and approval of the City Engineer, which review shall be provided within five (5) business days of presentation to the City Engineer. In the event the City Engineer fails to provide said review within the time frame listed above, the contractors shall be deemed approved.

4.
Additional Work or Materials. The Redeveloper shall not do any work or furnish any materials not covered by the Public Improvement Plans and this Agreement, for which reimbursement is expected from the City, except in substantial compliance with the terms of this Agreement. Any changes required to the Public Improvement Plans after the date hereof may be made only in writing, executed by both the City and the Redeveloper.

5.
Paving. Prior to commencing paving of public streets, the Redeveloper shall give the City twenty-four (24) hour notice of its intention to pave. If, in the sole determination of the City, weather conditions are unsuitable for paving said streets, the City shall, within six (6) hours of receiving Redeveloper's notice, notify the Redeveloper that it cannot proceed with said paving. The final lift of pavement shall be commenced by the City within 30 days after: (1) issuance of a Certificate of Occupancy, if the final lift can be completed prior to the end of the then current construction season; or (2) the commencement of the next construction season. Failure of the City to give Redeveloper notification shall not constitute a warranty that conditions are suitable for paving said streets.

6.
Inspection. The Redeveloper shall instruct its engineer to provide adequate field inspection personnel to assure an acceptable level of quality control to the extent that the Redeveloper’s engineer will be able to certify to the City that the construction work meets the standards described in the Public Improvement Plans. In addition, the City may, at the City’s reasonable discretion and at the City’s expense, have one or more City inspectors and a soil engineer inspect the work on a full or part-time basis. The Redeveloper’s engineer shall provide for on-site project management. The Redeveloper’s engineer is responsible for design changes and contract administration between the Redeveloper and the Redeveloper’s subcontractors. The Redeveloper and the City have participated in a pre-construction meeting, prior to the date of this Agreement, to review the program for the construction work.

7.
Final Inspection/Acceptance. All Public Improvements are subject to the inspection and approval of the City Engineer to ensure substantial conformity to the Public Improvement Plans, this Agreement and Applicable Laws. The Redeveloper shall promptly correct any improvements done, as required by the City Engineer, to substantially conform to the Public Improvement Plans, this Agreement and Applicable Laws. The Redeveloper agrees that the City shall have the final right of inspection to determine if all conditions of approval for development of the Redevelopment Property and this Agreement are completed to the satisfaction of the City Building Inspector and the City Engineer. Upon completion of the work and construction required by this Agreement, the Redeveloper shall inform the City and, whereupon final inspection shall be promptly undertaken by the City. Upon acceptance by the City, which acceptance shall be commercially reasonable and based upon industry standards, the improvements lying within public easements shall become City property.

8.
Insurance. The Redeveloper shall furnish or cause the prime contractor to furnish proof of insurance, prior to the commencement of construction of the Public Improvements subject to the review and approval of the City, covering any public liability or property damage by reason of operation of the contractor’s equipment, laborers and hazard caused by the Redeveloper in a minimum policy amount of $2,000,000.00. The contractor shall keep the insurance in force at all times that construction of the development is in progress. The insurance must name the City as an additional insured and must provide that the insurer will give the City not less than thirty (30) days’ written notice prior to cancellation or termination of the insurance policy. In the event of cancellation, the City shall have all remedies available for breach hereunder and in addition it may obtain project insurance utilizing any available security to pay for the same.

9.
Warranty. The Redeveloper agrees and shall cause the prime contractor to agree to guarantee and warrant all work performed and all materials supplied for the construction of the Public Improvements for a period of two (2) years from final acceptance by the City and to promptly repair or replace any portion of the Public

Improvements found to be defective. Upon completion of the Public Improvements, the Redeveloper’s contractor shall be required to furnish the City a one-year warranty bond or a letter of credit reasonably acceptable to the City, as to amount, form and provider, for 100% of the cost of the Public Improvements guaranteeing said Public Improvements to the City.

(b)	Grading; Erosion Control; Landscaping.

1.
Grading; Erosion Control Plan. At the time of application for building permit, Redeveloper will submit, subject to the review and approval of the City Engineer, a final Grading Plan and a final Erosion Control Plan. Any approved final plans shall be incorporated into and be part of the Construction Plans. The Redevelopment Property shall be finally graded in accordance with the approved Construction Plans. Prior to commencement of grading operations, the erosion control plan portion of the Construction Plans shall be implemented by Redeveloper subject to the inspection and approval of the City. All areas disturbed by the excavation and backfilling operations shall be reseeded forthwith after the completion of the work in that area. Except as otherwise provided in the erosion control plan portion of the Construction Plans, seed shall be certified oat seed to provide a temporary ground cover as rapidly as possible. All seeded areas shall be fertilized, mulched, and disc anchored as necessary for seed retention, or the Redeveloper shall use hydro seed to control seed retention. The parties recognize that time is of the essence in controlling erosion. If Redeveloper does not comply with the erosion control plan portion of the Construction Plans or supplementary instructions received from the City and such non-compliance continues for a period of forty-eight (48) hours following written notice from the City, the City may take such action as it deems appropriate to control erosion. No site development will be allowed unless the Redevelopment Property is in full compliance with the erosion control requirements.

2.
Within thirty (30) days after completion of the grading of the Redevelopment Property, Redeveloper shall provide the City with an “as constructed” grading plan and a certification by a registered land surveyor or engineer that all final grading has been completed in accordance with approved plans. The “as constructed” plan shall include field-verified elevations of the following: a) location and elevations along all swales and ditches, b) finished floor elevations, c) all catch basin or storm sewer casting elevations, d) retaining wall elevations, e) any critical drainage feature, f) ties and elevations to all sewer and water services and gate valves, and g) any other detail required by the City Engineer.

3.
Landscaping Installation. Redeveloper shall install landscaping improvements on the Redevelopment Property in compliance with the Construction Plans, which Construction Plans shall include, among other things: the Redevelopment Property having a minimum of three (3) inches of topsoil; the front yard shall be seeded or sodded, including the boulevard; weather permitting, the trees, sod, and seeding shall be planted prior to issuance of a temporary Certificate of Occupancy; provided that if construction is completed between October 1 and April 30, then Redeveloper shall complete landscaping on or before the following June 30 following issuance of a temporary certificate of occupancy; a final Certificate of Occupancy will not be issued until such time as the landscaping is completed. In the event that weather conditions prohibit the installation of such landscaping, a deposit in an amount determined by the City Engineer shall be provided to the City in escrow in ensure completion. The City reserves the right to expend such funds to insure completion of the improvements.

4.
Completion of Landscaping and Erosion Controls. If Redeveloper fails to complete such landscaping and erosion control obligations as required by this Agreement or Redeveloper has not corrected, to the satisfaction of the City, or there is any non-compliance with the erosion control plan portion of the Construction Plans, Redeveloper agrees City may, among other remedies, is hereby granted permission, but is not obligated to, enter the Redevelopment Property and place vegetation on said disturbed area in the manner prescribed by the approved landscaping plans, or in any other manner the City deems appropriate and/or to correct the non-compliance.

5.
Survival. If the above landscaping required does not survive one (1) full growing season the City may send notice to Redeveloper and Redeveloper shall have thirty (30) days to cure and if Redeveloper fails to cure the City shall, among other remedies, have the right, but not the obligation, to enter the Redevelopment Property to complete all remaining landscaping, or replace landscaping that does not survive said one (1) growing season and the Owner agrees to waive any claim of trespass against the City, its officers, employees and agents.

6.
City Completion. In that event, the City shall complete or replace the landscaping and the Redeveloper shall be responsible for all of the City’s costs and expenses, including, but not limited to, legal and consulting fees. Any landscaping completed by the City pursuant to this Section is not warranted or guaranteed. The Redeveloper shall indemnify, hold harmless, and defend the City, its officers, employees, agents and insurers against any and all liability, loss, costs, damages, expenses, claims, actions, or judgments, including attorneys' fees which the City, its officers, employees, agents and insurers may hereafter sustain, incur, or be required to pay, arising out of or by reason of the City exercising its power under this Section.

(c)
Maintain Public Property Damaged or Cluttered During Construction. Redeveloper agrees to assume full financial responsibility for any damage that may occur by the Redeveloper or its agents to public property on or adjoining the Redevelopment Property when said damage occurs as a result of the activity which takes place during the development of the Redevelopment Property. Redeveloper further agrees to pay all costs required to repair the streets and/or utility systems damaged or cluttered with debris when occurring as a direct or indirect result of the construction that takes place in the Redevelopment Property. In the event the Redeveloper fails to maintain or repair the damaged public property referred to aforesaid within a reasonable time after notice and demand for cure from the City, under the circumstances, Redeveloper agrees that City may undertake making and causing said damage or clutter to be repaired or cleaned. When City undertakes such repair, Redeveloper shall reimburse the City for all of its expenses under this Section within thirty (30) days of City’s billing to Redeveloper.

(d)
Street Cleaning. During the development of the Redevelopment Property, Redeveloper shall keep the streets adjoining its development reasonably free of dirt and debris caused by its development. In the event dirt and/or debris has accumulated on streets within or adjacent to the Redevelopment Property, and Redeveloper fails to remove the same within a reasonable time after notice and demand for cure from the City, under the circumstances, City is hereby authorized to commence street cleaning operation. Street cleaning shall be defined as the use of any equipment specifically designed for sweeping, necessary for cleaning dirt, mud and debris from the City right-of-way. If conditions are such that street cleaning operation is immediately necessary due to emergency circumstances, City may perform the necessary street cleaning. City will then bill Redeveloper, as the delinquent party for all associated street cleaning costs. Redeveloper shall reimburse the City for all its actual, reasonable expenses under this Section within thirty (30) days of the City’s billing to Redeveloper.

(e)
Sanitary Sewer And Water Connections. Redeveloper and Owner acknowledge that sanitary sewer and water service lines have been extended to the Redevelopment Property. Redeveloper will be responsible for any and all costs associated with connecting to the services lines.

(f)	Unless otherwise expressly stated elsewhere in this Agreement, the Redeveloper shall install and the Owner shall pay for the following:

1.	Private utilities and services within the Redevelopment Property.

2.	Setting of iron monuments within the Redevelopment Property.

3.	Landscaping and grading of the Redevelopment Property

4.	Pedestrian improvements shown on attached Exhibit F:

i.	9 foot concrete trail (from NW Parkway to Central Blvd).

ii.	5 foot sidewalk (from Old Highway 8 to Central Park Pond).

5.	Surveying and staking needed for development of the Redevelopment Property.

(g)	Inclusion of Public Improvements and Responsibility of Payment.

1.	City Project 14-10, Central Park Boulevard Construction. The City has prepared plans and specifications for the extension of Central Park Boulevard from Old

Highway 8 NW along the north property line. The Redeveloper agrees to supply all labor, materials, and equipment necessary for the construction of City Project 14-10, Central Park Boulevard Construction, a public street, in accordance as shown on the Construction Plans. The Redeveloper will be reimbursed for this construction out of the escrows set forth in Section 5.3. The final amounts to be paid shall be determined by multiplying the final measured quantities as authorized and actually furnished and installed in the manner described in the specifications, by the unit prices agreed to between the City and the Redeveloper. The Redeveloper will not be entitled to any compensation on any items other than those listed on the agreed upon proposal form provided as a part of City Project 14-10.

2.
Northwest Parkway Roadway, Sanitary Sewer, and Watermain Removal. The Redeveloper agrees to supply all labor, materials, and equipment necessary for the removal of the existing Northwest Parkway pavement and utilities located east of Old Highway 8 in a formerly vacated right-of-way area as shown on the Construction Plans. The Redeveloper will be reimbursed for this construction out of the escrows set forth in Section 5.3.

3.
Watermain Re-route South Side of Proposed Building. The Redeveloper agrees to supply all labor, materials, and equipment necessary to re-route a 10-inch watermain around the south side of the building as shown on the Construction Plans. The Owner shall pay for 50 percent of this cost. The Redeveloper shall be reimbursed from the escrows set forth in Section 5.3 for the other costs to install the watermain, and mainline valves and associated connections.

Section 5.10.    Sidewalk and Trail Plowing/Shoveling.  The Old Highway 8 Trail and Central Park Boulevard (“Public Trail/Sidewalk”) shown on Exhibit F shall be plowed/shoveled by and at the discretion of the City and the Owner has no obligation in that regard.  The terms and obligations of this Section 5.10 shall survive termination and expiration of this Agreement.

ARTICLE VI

PROHIBITIONS AGAINST ASSIGNMENT
AND TRANSFER; INDEMNIFICATION

Section 6.1. Representation as to Redevelopment and Use. The Owner represents and agrees that its purchase of the Redevelopment Property, and its other undertakings pursuant to this Agreement, are, and will be used, for the purpose of redevelopment of the Redevelopment Property and not for land speculation. The Owner further recognizes that, in view of the importance of the redevelopment of the Redevelopment Property to the general welfare of the City, and the substantial financing and other public aids that have been made available by the City for the purpose of making such redevelopment possible, the qualifications and identity of the Redeveloper and the Owner are of particular concern to the City. The Owner further recognizes that it is because of such qualifications and identity that the City is entering into this Agreement with the Owner and the Redeveloper, and, in so doing, is further willing to accept and rely on the obligations of the Owner and the Redeveloper for the faithful performance of all undertakings and covenants hereby by them to be performed.

Section 6.2. Prohibition Against Transfer of Property and Assignment of Agreement.
(a)    For the foregoing reasons, Owner represents and agrees that prior to the completion of the Minimum Improvements in accordance with the terms of this Agreement, Owner has not made or created and will not make or create or suffer to be made or created any total or partial sale, assignment, conveyance, or lease, or any trust or power, or transfer in any other form of or with respect to this Agreement or the Redevelopment Property or any part thereof or any interest therein, or any contract or agreement to do any of the same without the prior written approval of the City.
(b)    Subparagraph (a) shall not apply to the following transfers:
(1)    Transfer of all or a portion of the Redevelopment Property by the Owner to any corporation, partnership, or limited liability company (i) controlling, controlled by, or under common control with the Owner or (ii) acquiring all or substantially all of the Owner’s stock or assets;
(2)    Grant or conveyance of a mortgage interest in the Redevelopment Property for the purpose of obtaining financing necessary to enable the Owner to perform its obligations with respect to construction of the Minimum Improvements hereunder;
(3)    Conveyance of any easements necessary for the Project;
(4)    Transfer of all or a portion of the Redevelopment Property pursuant to any sale/leaseback financing transaction.
(c)    In the event the Owner, upon transfer or assignment of the Redevelopment Property or any portion thereof, seeks to be released from its obligations under this Agreement, the City shall be entitled to require as conditions to any such release that:
(1)    Any proposed transferee shall have the qualifications and financial responsibility, in the reasonable judgment of the City, necessary to fulfill the Owner’s obligations hereunder.
(2)    Any proposed transferee, by instrument in writing reasonably satisfactory to the City and in form recordable among the land records, shall, for itself and its successors and assigns, and expressly for the benefit of the City, have assumed all of the obligations of the Owner under this Agreement to be performed from and after the effective date of the transfer and agreed to be subject to all of the conditions and restrictions to which the Owner is subject; provided, however, that the fact that any transferee of, or any other successor in interest to, the Redevelopment Property, or any part thereof, shall not, for whatever reason, have assumed such obligations or so agreed, shall not (unless and only to the extent otherwise specifically provided in this Agreement or agreed to in writing by the City) deprive the City of any rights or remedies with respect to the Redevelopment Property or any part thereof or the construction of the Minimum Improvements; it being the intent of the parties as expressed in this Agreement that (to the fullest extent permitted at law and in equity and excepting only in the manner and to the extent provided otherwise in this Agreement) no transfer of, or change with respect to, ownership in the Redevelopment Property or any part thereof, or any interest therein, whether voluntary or involuntary, shall operate, legally or practically, to deprive or limit the City with respect to any rights, remedies or controls provided in this Agreement as to the Minimum Improvements that the City would have had, had there been no such transfer or change. In the absence of specific written agreement by the City to the contrary, no such transfer or approval by the City thereof shall be deemed to relieve the Owner, the Redeveloper, or any other party bound by this Agreement or otherwise with respect to the construction of the Minimum Improvements, from any of its obligations with respect thereto.
(3) Any and all instruments and other legal documents involved in effecting the transfer of this Agreement or the Redevelopment Property shall be in a form reasonably satisfactory to the City.
(4) All contracts for development services and construction of the Minimum Improvements between the Owner and the Redeveloper will likewise be assigned; provided, however, that there is no Event of Default by the Redeveloper or Owner hereunder.
If the foregoing conditions are satisfied, then the Owner shall be released from its obligations under this Agreement as to the portion of the Redevelopment Property that is transferred, assigned or otherwise conveyed.
Section 6.3. Release and Indemnification Covenants.
(a)     The Redeveloper and the Owner each covenants and agrees that the Indemnified Parties shall not be liable for, and agrees to indemnify and hold harmless the Indemnified Parties against, any loss or damage to property or any injury to or death of any person occurring at or about or resulting from any defect in the Minimum Improvements in which the claim thereof is based upon the acts of the Redeveloper, the Owner, or of others acting on behalf of or under the direction or control of the Redeveloper or the Owner. This subparagraph (a) shall not apply to any loss resulting from negligent, willful or wanton misconduct of any of the Indemnified Parties.
(b)    Except for any negligent or willful misrepresentation or any negligent, willful or wanton misconduct of any of the Indemnified Parties, the Redeveloper and the Owner each agrees to protect and defend the Indemnified Parties, and further agrees to hold the aforesaid harmless, from any claim, demand, suit, action or other proceeding based solely upon the acts of the Redeveloper, the Owner, or of others acting on behalf of or under the direction or control of the Redeveloper or the Owner with respect to the construction and operation of the Minimum Improvements.
(c)    The Redeveloper and the Owner each agrees to protect and defend the Indemnified Parties, and further agrees to hold the aforesaid harmless, from any claim, demand, suit, action or other proceeding by reason of any lien or claim of lien for labor, services or materials (including allowances for interest or profit) of any general contractor, subcontractor or sub-subcontractor, materialmen or any persons whatsoever, or by reason of any equitable or statutory lien against the Redevelopment Property, arising by reason of or in the course of any construction, improvement or work of any nature, whether heretofore completed, now in progress or hereafter to be done, except to the extent rusting form or related to the City’s failure to perform its obligations hereunder.
(d)    All covenants, stipulations, promises, agreements and obligations of the City contained herein shall be deemed to be the covenants, stipulations, promises, agreements and obligations of the City and not of any governing body member, officer, agent, servant or employee of the City in the individual capacity thereof.
(e)    Redevelopment Property and Option Property Sold “As-Is”.
(1)    Except as is otherwise expressly provided in this Agreement, the City hereby specifically disclaims any warranty (oral or written) concerning: (i) the nature and condition of the Redevelopment Property or the Option Property and the suitability thereof for any and all activities and uses that Redeveloper or Owner elect to conduct thereon; (ii) the compliance of the Redevelopment Property or the Option Property with any laws, rules, ordinances or regulations of any governmental body with jurisdiction; and (iii) any other matter whatsoever except as expressly set forth in this Agreement. Except as is otherwise expressly provided in this Agreement, the sale of the Redevelopment Property or the Option Property as provided for herein is made on a strictly “as is” “where is” basis as of the Closing Date(s), and City makes no warranty or representation, express or implied, or arising by operation of law, including, but in no way limited to, any warranty of quantity, quality, condition, habitability, merchantability, suitability or fitness for a particular purpose of the Redevelopment Property or the Option Property, any improvements located thereon or any soil conditions related thereto.

(2)    Except in the event of fraud by the City or its employees or agents, Owner and Redeveloper, and their successors and assigns shall forever release, covenant not to sue, and forever discharge the City and its successors and assigns, and all present or former employees, agents, and officials, any or all of them, from and for any and all existing or potential demands, causes of action, equitable or legal claims, obligations, damages, losses, penalties and liabilities of any nature whatsoever, whether asserted, or unasserted, known or unknown brought by Owner or Redeveloper or their successors or assigns arising out of or related to any contamination of the soil, surface, subsurface, surface water, or groundwater by any Hazardous Substances at, in, under, or emanating from or affecting the Redevelopment Property or the Option Property. The release hereunder is intended to be and shall constitute a covenant running with the title to the Land and shall be binding upon all successor owners, lienors and occupants and persons or entities that have or may have any interest therein from and after the Closing Date. The foregoing release shall be set forth in the applicable deeds for the Redevelopment Property or the Option Property.

(3)    Owner acknowledges that the Redevelopment Property and the Option Property have been impacted by Hazardous Substances and specifically acknowledges that it is purchasing the Redevelopment Property and the Option Property in theirs “as is” condition and is not relying on any representations or warranties made by or on behalf of the City of any kind or nature whatsoever, except for those representations and warranties expressly provided in this Agreement. Owner and Redeveloper represent to City that they have conducted, or will conduct prior to Closing, any such investigations of the physical conditions of the Redevelopment Property and the Option Property, as either Owner or Redeveloper deem necessary to satisfy themselves as to the condition of the Redevelopment Property and the Option Property, and will rely solely upon same.

(f)    Owner acknowledges and agrees that the waivers, releases and other provisions contained in this Section 6.3 were a material factor in City’s acceptance of the Purchase Price and that City is unwilling to sell the Redevelopment Property or the Option Property to Owner unless City is released as expressly set forth above. Owner, with Owner’s counsel, has fully reviewed the disclaimers and waivers set forth in this Agreement, and understands the significance and effect thereof. The terms and conditions of this section will expressly survive the Closing Date, will not merge with the provisions of any closing documents, and will be incorporated into the applicable deeds.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1. Events of Default Defined. The following shall be “Events of Default” under this Agreement:
(a)    Failure by the Owner to timely pay all real property taxes assessed with respect to the Redevelopment Property after the Closing.
(b)    Failure by Owner to complete construction of the Minimum Improvements pursuant to the terms, conditions and limitations of Article V.
(c)    Failure by the Owner to substantially observe or perform any material covenant, condition, obligation or agreement on its part to be observed or performed under this Agreement within reasonable notice and cure periods.
(d)    The Owner shall:
(1)    file any petition in bankruptcy or for any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under the United States Bankruptcy Code or under any similar federal or state law; or

(2)    make an assignment for the benefit of its creditors; or
(3)    admit in writing its inability to pay its debts generally as they become due; or
(4)    be adjudicated as bankrupt or insolvent; or if a petition or answer proposing the adjudication of the Owner, as the case may be, as bankrupt or its reorganization under any present or future federal bankruptcy act or any similar federal or state law shall be filed in any court and such petition or answer shall not be discharged or denied within ninety (90) days after the filing thereof; or a receiver, trustee or liquidator of the Owner, or of the Project, or part thereof, shall be appointed in any proceeding brought against the Owner, and shall not be discharged within ninety (90) days after such appointment, or if the Owner shall consent to or acquiesce in such appointment.
(e)     Failure by the City to substantially observe or perform any material covenant, condition, obligation or agreement on its part to be observed or performed under this Agreement within reasonable notice and cure periods.
(f)    Failure by the Redeveloper to substantially observe or perform any material covenant, condition, obligation or agreement on its part to be observed or performed under this Agreement within reasonable notice and cure periods.
Section 7.2. Remedies on Default by Owner. Whenever any Event of Default referred to in Section 7.1(a)-(d) occurs, the City shall provide written notice to the Owner a specifying the nature of the default and the actions necessary to cure the default. If the Event of Default is not cured within thirty (30) days after the Owner’s receipt of such notice (except with respect to an Event of Default referred to in Section 7.1(d), in which case the City may act immediately) or such additional time as may be reasonably necessary if the default cannot be cured within such thirty (30) day period, the City may take any one or more of the actions set forth below:
(a)    The City may suspend its performance under this Agreement until it receives assurances from the Redeveloper or the Owner, as the case may be, reasonably deemed adequate by the City, that the Redeveloper or the Owner, as the case may be, will cure its default and continue its performance under this Agreement.
(b)    The City may withhold the applicable Certificate of Completion. Upon cure of such Event of Default, and provided that Redeveloper and the Owner is in compliance with this Agreement, the City shall release such Certificate of Completion.
(c)    Take whatever action, including legal, equitable or administrative action, which may appear reasonably necessary or desirable to the City, including any actions to collect any payments due under this Agreement, or to enforce performance and observance of any obligation, agreement, or covenant to the Owner under this Agreement.
The City may elect to take no such action, notwithstanding an Event of Default not having been cured within the time period required hereunder, if the Redeveloper or the Owner, as the case may be, provides the City with written assurances satisfactory to the City that the Event of Default will be cured as soon as reasonably possible.
Section 7.3. Remedies on Default by the City. In the event the City fails to perform its obligations hereunder and such failure continues for thirty (30) days after notice and demand for cure is delivered to the City by Redeveloper or Owner, either Redeveloper, Owner, or both parties may institute an action against the City for specific performance of its obligations hereunder, or may perform such obligation of the City, at the City’s expense, and institute an action to recover the cost of such cure from the City, or take whatever action, including legal, equitable or administrative action, which may appear reasonably necessary or desirable to the Owner or the Redeveloper, including any actions to collect any payments due under this Agreement, or to enforce performance and observance of any obligation, agreement, or covenant under this Agreement.
Section 7.4. Remedies on Default by the Redeveloper. In the event the Redeveloper fails to perform its obligations hereunder and such failure continues for thirty (30) days after notice and demand for cure is delivered to the Redeveloper by City or Owner, either City, Owner, or both parties may institute an action against the Redeveloper for specific performance of its obligations hereunder, or may perform such obligation of the Redeveloper, at the Redeveloper’s expense, and institute an action to recover the cost of such cure from the Redeveloper, or take whatever action, including legal, equitable or administrative action, which may appear reasonably necessary or desirable to the Owner or the City, including any actions to collect any payments due under this Agreement, or to enforce performance and observance of any obligation, agreement, or covenant under this Agreement.
Section 7.5. No Implied Waiver. In the event any agreement contained herein should be breached by any party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other concurrent, previous or subsequent breach hereunder.
Section 7.6. Agreement to Pay Attorney’s Fees and Expenses. Whenever any Event of Default occurs and the non-breaching party or parties employs attorneys or incurs other expenses for the collection of payments due or to become due or for the enforcement or performance of any obligation or agreement on the part of the breaching party herein contained, the breaching party agrees that it shall, on demand thereof, pay to the non-breaching party or parties the reasonable fees of such attorneys and such other reasonable expenses so incurred.

ARTICLE VIII

ADDITIONAL PROVISIONS

Section 8.1. Conflict of Interest. No member, official, or employee of the City shall have any personal interest, direct or indirect, in the Agreement, nor shall any such member, official or employee participate in any decision relating to the Agreement which affects his or her personal interests or the interests of any corporation, partnership, or association in which he or she is, directly or indirectly, interested. No member, official, or employee of the City shall be personally liable to the Owner, the Redeveloper, or any successor in interest to either of them, in the event of any Event of Default or breach by the City for any amount which may become due to the Owner or the Redeveloper on any obligations under the terms of this Agreement, except in the case of willful misconduct.
Section 8.2. Restrictions on Use. The Owner shall not discriminate upon the basis of race, color, creed, sex or national origin in the sale, lease, or rental or in the use or occupancy of the Redevelopment Property or any improvements erected or to be erected thereon, or any part thereof.
Section 8.3. Provisions Not Merged With Assignment. Notwithstanding any provision of law or court decision to the contrary, none of the provisions of this Agreement are intended to or shall be merged by reason of any assignment or conveyance transferring any interest in the Redevelopment Property and any such assignment or conveyance shall not be deemed to affect or impair the provisions and covenants of this Agreement. The provisions of this Agreement shall not merge with the Redevelopment Property Deed and the said provisions shall survive any closing on the Redevelopment Property and the Option Property.
Section 8.4. Broker’s Commission. The Owner and the Redeveloper acknowledge that they each have a separate contractual relationship with Welsh Companies, LLC d/b/a as Colliers International/Minneapolis-St. Paul and TaTonka Real Estate Advisors (collectively, the “Brokers”). The Owner and the Redeveloper further acknowledge that they are each responsible for any fees or commissions under their respective agreements with the Brokers. Each party agrees to indemnify and hold the other parties harmless from and against all liability, claims, demands, damages, or costs of any kind arising from or connected with any broker’s commission or finder’s fee or other charge claimed to be due any person arising from the indemnifying party’s conduct with respect to this transaction.
Section 8.5. Titles of Articles and Sections. Any titles of the several parts, Articles and Sections of the Agreement are inserted for convenience of reference only and shall be disregarded in construing or interpreting any of its provisions.
Section 8.6. Notices and Demands. Except as otherwise expressly provided in this Agreement, a notice, demand, or other communication under the Agreement by either party to the other shall be sufficiently given or delivered if it is dispatched by registered or certified mail, postage prepaid, return receipt requested, transmitted by electronic mail, delivered by a recognized overnight carrier, or delivered personally to the following addresses:

If to the Redeveloper:	with a copy to:

Ryan Companies US, Inc.	Ryan Companies US, Inc.
50 South Tenth Street, Suite 300	50 South Tenth Street, Suite 300
Minneapolis, MN 55403	Minneapolis, MN 55403
Attn: Casey Hankinson	Attn: Audra Williams
Casey.hankinson@ryancompanies.com	Audra.williams@ryancompanies.com

If to the City:	with a copy to:

City of New Brighton	Hoff, Barry & Kozar, P.A.
803 Old Highway 8 NW	160 Flagship Corporate Center
New Brighton, MN 55112	775 Prairie Center Drive
Attn: Dean R. Lotter	Eden Prairie, MN 55334
City Manager	Attn: Scott B. Landsman
dean.lotter@newbrigtonmn.gov	slandsman@hbklaw.com

If to Owner:	with a copy to:

Cardiovascular Systems, Inc.	Fredrikson & Byron, P.A.
651 Campus Drive	200 South Sixth Street
Saint Paul, MN 55112	Minneapolis, MN 55402
Attention: Jim Flaherty	Attn: Chris Dolan
jflaherty@csi360.com	cdolan@fredlaw.com

Section 8.7. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.
Section 8.8. No Third-Party Beneficiaries. It is the intention of the parties to this Agreement that no person who is not a party signatory to this Agreement shall, under a third party beneficiary theory or otherwise, have any rights or interests hereunder as against the City, and no such other party shall have standing to complain of the City’s exercise of, or alleged failure to exercise, its rights and obligations, or of the City’s performance or alleged lack thereof, under this Agreement.
Section 8.9. Cooperation on Structured Parking. The Owner and the City agree to reasonably cooperate on the potential design and construction of structured parking on the Redevelopment Property or the Option Property. The City shall not withhold its approval of any structured parking so long as the plans and specifications for such structured parking are not inconsistent the Construction Plans for the Minimum Improvements.
Section 8.10. State Assistance/Business Subsidy. Owner has been working with the Minnesota Department of Employment and Economic Development (“DEED”) on state assistance for the Project. The City agrees to work in good faith with the Owner and Redeveloper on securing the state assistance from DEED. In the event that such assistance for the Project from DEED constitutes a Business Subsidy, the Owner and the City agree to execute a Business Subsidy agreement at Closing in a form reasonably acceptable to the parties. Except as provided otherwise in this Agreement, any amounts received by the Owner under this Section 8.10 shall belong solely to the Owner and the Owner shall have the right to spend such amounts in any manner allowed by DEED.

ARTICLE IX

TERMINATION OF AGREEMENT

Section 9.1. Termination. The parties may terminate this Agreement as provided herein, and otherwise this Agreement shall terminate upon its Termination Date and the discharge of all of the parties’ other respective obligations hereunder, but no such termination shall terminate any indemnification or other rights or remedies arising hereunder due to any Event of Default which occurred and was continuing prior to such termination. Liability for any such item shall continue until such claim shall have been finally settled, decided or adjudicated.
Section 9.2. Sections to Survive Termination. Only those sections of this Agreement that expressly provide for survival shall survive termination of this Agreement.
IN WITNESS WHEREOF, the City, the Owner, and the Redeveloper have caused this Agreement to be duly executed on or as of the date first above written.

(Signatures begin on next page.)

Dated: June 11, 2014

CITY OF NEW BRIGHTON, MINNESOTA

By /s/ David Jacobsen
Mayor

By /s/ Dean R. Lotter
City Manager

STATE OF MINNESOTA        )
) ss
COUNTY OF RAMSEY        )

On this 11th day of June, 2014 before me, a notary public, personally appeared Dave Jacobsen and Dean R. Lotter to me personally known and who by me duly sworn did say that they are the Mayor and City Manager, respectively, of the City of New Brighton, Minnesota, and acknowledged the foregoing instrument on behalf of said City.

/s/ Karen Halley
Notary Public

This instrument was drafted by:

Hoff, Barry & Kozar, P.A. (SBL)
160 Flagship Corporate Center
775 Prairie Center Drive
Eden Prairie MN 55344

City Signature Page – Contract for Private Redevelopment

Dated: June 11, 2014

RYAN COMPANIES US, INC.

By /s/ Casey Hankinson
Its: Vice President

STATE OF MINNESOTA    )
) ss
COUNTY OF HENNEPIN    )

On this 10th day of June, 2014 before me, a notary public within and for Hennpin County, personally appeared Casey Hankinson to me personally known who by me duly sworn, did say that he/she is the Vice President of Ryan Companies US, Inc. a Minnesota corporation, and acknowledged the foregoing instrument on behalf of said corporation.

/s/ Margaret M. Molinari
Notary Public

Dated: June 11, 2014

CARDIOVASCULAR SYSTEMS, INC.

By /s/ James Flaherty
Its: CAO

STATE OF MINNESOTA    )
) ss
COUNTY OF HENNEPIN    )

On this 10th day of June, 2014 before me, a notary public within and for Hennpin County, personally appeared James E. Flaherty to me personally known who by me duly sworn, did say that he/she is the CAO of Cardiovascular Systems, Inc. a Delaware corporation, and acknowledged the foregoing instrument on behalf of said corporation.

[illegible]
Notary Public

Redeveloper and Owner Signature Page - Contract for Private Redevelopment
1.

EXHIBIT A
DEPICTION OF REDEVELOPMENT PROPERTY

NEW BRIGHTON EXCHANGE 2ND ADDITION

NORTH
GRAPHIC SCALE IN FEET
80 0 40 80 160 320
1 INCH = 80 FEET

CENTRAL PARK BOULEVARD
OUTLOT E
LOT 1
OUTLOT F
BLOCK 1
OUTLOT A
NORTHWEST PARKWAY
INTERSTATE HIGHWAY 694
OLD HIGHWAY 8
(C.S.A.H. NO. 77)
MATCH LINE
(SEE SHEET 1 OF 2 SHEETS)
NEW BRIGHTON EXCHANGE 1ST ADDITION
OUTLOT B
REGISTERED LAND SURVEY NO. 485
SEC. 20, T.30, R.23
LANDING
LAKE
LONG
BLOCK 2
BLOCK 3
LOT 1
LOT 2

SE CORNER OF THE SE 1/4 OF SEC. 20, T.30, R.23

DETAIL A

(NO SCALE)
20 FOOT SANITARY SEWER EASEMENT PER DOC. NO. 2391491

BLOCK 1
LOT 1
OUTLOT A
20 FOOT WIDE SANITARY SEWER EASEMENT PER DOC. NO. 2391491

VICINITY MAP

SEC. 20, T.30, R.23
RAMSEY COUNTY, MINNESOTA

NW 1/4
NE 1/4
SW 1/4
SE 1/4
HWY 694

EASEMENT DETAIL

DRAINAGE AND UTILITY EASEMENTS ARE SHOWN THUS:

BEING 10 FEET IN WIDTH AND ADJOINING LOT LINES AND PUBLIC WAYS, UNLESS OTHERWISE SHOWN ON THIS PLAT.

- ⌖ Denotes Ramsey County cast iron monument
- ▫ Denotes set 1/2 inch by 18 inch iron pipe monument marked RLS 41578.
- • Denotes found 1/2 inch iron pipe monument marked RLS 41578, unless otherwise labeled.
- (CT) Denotes Certificate of Title
- C.BRG. Denotes Chord Bearing
- RLS Denotes Registered Land Survey No.

For the purposes of this plat the east line of the Southeast Quarter of Section 20, Township 30, Range 23, Ramsey County, Minnesota, is assumed to have a bearing of North 00 degrees 29 minutes 05 seconds West.

Drainage and Utility Easement per Document Number 4032666 was vacated per Document No. ________.

A portion of the Drainage and Utility Easement as dedicated on Outlot A, of the plat of NEW BRIGHTON EXCHANGE 1ST ADDITION was vacated per Document Number________ and Document Number________.

A portion of the 70 foot Sanitary Sewer, Storm Sewer and Ponding Easement per Document Numbers 2157421 and 4303624 was vacated per Document Number________ and Document Number________

E. G. RUD & SONS, INC.
EST. 1977 Professional Land Surveyors

SHEET 2 OF 2 SHEETS

A-1

EXHIBIT B
LEGAL DESCRIPTION OF REDEVELOPMENT PROPERTY

Lot 1, Block 1, New Brighton Exchange 2nd Addition, Ramsey County, Minnesota

a.

B-1

EXHIBIT C

REDEVELOPMENT PROPERTY DEED

STATE DEED TAX DUE: $ ___________
Date: ______________, 2014

THIS INDENTURE, made this _____ day of _______________, 2014, between the City of New Brighton, Minnesota, a municipal corporation (the “Grantor”), and Cardiovascular Systems, Inc., a Delaware corporation (the “Grantee”).

WITNESSETH, that Grantor, in consideration of the sum of One Dollar ($1.00) and other good and valuable consideration the receipt whereof is hereby acknowledged, does hereby convey and quit claim to the Grantee, its successors and assigns forever, all the tract or parcel of land lying and being in the County of Ramsey and State of Minnesota described as follows:

See Attachment 1 attached

together with all hereditaments and appurtenances, belonging thereto, subject to the following exceptions:

This Deed conveys after-acquired title. Grantor warrants that Grantor has not done or suffered anything to encumber the property, EXCEPT: Subject to the Permitted Encumbrances set forth on Attachment 2 attached hereto.

Grantor covenants and represents that:

Grantee has committed to construct certain improvements in accordance with Sections 5.2, 5.5 and 5.6 of that certain Contract for Private Redevelopment by and among Grantor, Grantee, and Ryan Companies US, Inc., dated ______________________, 2014 (the “Redevelopment Contract”). The completion of the improvements shall be evidenced by the recording of the Certificate of Completion attached as Attachment 3 to this deed.

Pursuant to section 6.3(e)2 of the Contract for Private Redevelopment, in consideration of this Deed and other good and valuable consideration, the Grantee releases, covenants not to sue, and forever discharges Grantor and its successors and assigns, and all present or former employees, agents, and officials, any or all of them, from and for any and all existing or potential demands, causes of action, equitable or legal claims, obligations, damages, losses, penalties and liabilities of any nature whatsoever, whether asserted, or unasserted, known or unknown arising out of or related to any contamination of the soil, surface, subsurface, surface water, or groundwater by any Hazardous Substances at, in, under, or emanating from or affecting the Property described in Attachment 1. The release herein is intended to run with the land title to the herein described real property.

Check box if applicable:

☐	Grantor certifies that Grantor does not know of any wells on the described real property.

■	A well disclosure certificate accompanies this document.

☐
Grantor is familiar with the property described in this instrument and certifies that the status and number of wells on the described real property have not changed since the last previously filed well disclosure certificate.

IN WITNESS WHEREOF, the Grantor has caused this deed to be duly executed in its behalf by its Mayor and the City Clerk the first date above written.

CITY OF NEW BRIGHTON, MINNESOTA

By ________________________________
Mayor

By ________________________________
City Manager

STATE OF MINNESOTA        )
) ss
COUNTY OF RAMSEY        )

On this _________ day of ________________, 2014 before me, a Notary Public, personally appeared ___________________ and ___________________, to me personally known and who by me duly sworn did say that they are the Mayor and the City Manager, respectively, of the City of New Brighton, Minnesota, and acknowledged the foregoing instrument on behalf of said City.

___________________________________
Notary Public

This instrument was drafted by: Hoff, Barry & Kozar, P.A. (SBL) 160 Flagship Corporate Center 775 Prairie Center Drive Eden Prairie MN 55344	Tax statements for the real property described in this instrument should be sent to: Cardiovascular Systems, Inc. 651 Campus Drive Saint Paul, MN 55112

Attachment 1

Lot 1, Block 1, New Brighton Exchange 2nd Addition, Ramsey County, Minnesota

Attachment 2

REDEVELOPMENT PROPERTY PERMITTED ENCUMBRANCES

1.	Taxes for the year 2015 and thereafter.

2.	Utility and drainage easements shown on the plat of New Brighton Exchange 1st Addition as modified by City Resolution 14-030.

3.	Utility and drainage easements shown on the plat of New Brighton Exchange 2nd Addition.

4.	Sanitary Sewer and Utility Easement in favor of the Metropolitan Council recorded as document 2391491.

5.	Consent to Allow Encroachment in favor of the Metropolitan Council recorded as document 2053980.

6.	The 60’ Drainage and Utility Easement as set forth in Declaration of Easements in favor of the public recorded as documents 2100109 and 4205582.

7.	Declaration of Easements in favor of the City of New Brighton recorded as documents 2157420 and 4303605.

8.	Declaration of Easements in favor of the public recorded as documents 2157421 and 4303624.

9.	Resolution No. 14-030 of the City of New Brighton dated April 22, 2014, filed __________, 2014 as Document No. __________.

10.	Declaration of Easement (Trail Easement) in favor of the City of New Brighton dated __________, 2014 filed __________, 2014 as Document No. __________.

11.	Declaration of Easement (Watermain Easement) in favor of the City of New Brighton dated __________, 2014, filed __________, 2014 as Document No. __________.

12.
Contract for Private Redevelopment by and between The City of New Brighton and Ryan Companies and Cardiovascular Systems, Inc., a Delaware corporation dated __________, 2014, filed __________, 2014 as Document No. __________.

13.	Affidavit Concerning Real Property Contaminated with Hazardous Substances dated ____________, 2014, filed ___________, 2014, as Document No. _________________.

Attachment 3

CERTIFICATE OF COMPLETION

WHEREAS, the City of New Brighton, Minnesota, a municipal corporation (the “Grantor”), by a Deed recorded in the Office of the County Recorder or the Registrar of Titles in and for the County of Ramsey and State of Minnesota, as Deed Document Number __________________ (the “Deed”) has conveyed to Cardiovascular Systems, Inc., a Delaware corporation (the “Grantee”), the following described land in County of Ramsey and State of Minnesota, to-wit: See Exhibit A attached hereto.

WHEREAS, said Deed contained certain covenants and restrictions; and

WHEREAS, said Grantee and Ryan Companies US, Inc. (“Ryan”) have each performed said covenants and conditions insofar as it is able in a manner deemed sufficient by the Grantor to permit the execution and recording of this certification.

NOW, THEREFORE, this is to certify that all building construction and other physical improvements specified to be done and made by the Grantee and Ryan have been completed and the above covenants and conditions in said Deed have been performed by the Grantee and Ryan therein and are hereby released absolutely and forever insofar as it applies to the land described herein, and the County of Ramsey and State of Minnesota are hereby authorized to accept for recording and to record this instrument, and the filing of this instrument shall be a conclusive determination of the satisfactory termination of the covenants and conditions of the contract referred to in said Deed.

Dated: ______________, 20___

CITY OF NEW BRIGHTON, MINNESOTA

By ________________________________
Mayor

By ________________________________
City Manager

STATE OF MINNESOTA        )
) ss
COUNTY OF RAMSEY        )

On this _________ day of ________________, 20___ before me, a Notary Public, personally appeared ________________ and _________________, to me personally known and who by me duly sworn did say that they are the Mayor and the City Manager, respectively, of the City of New Brighton, Minnesota, and acknowledged the foregoing instrument on behalf of said City.

___________________________________
Notary Public

This instrument was drafted by:

Hoff, Barry & Kozar, P.A. (SBL)
160 Flagship Corporate Center
775 Prairie Center Drive
Eden Prairie MN 55344

EXHIBIT D

CERTIFICATE OF COMPLETION

WHEREAS, the City of New Brighton, Minnesota, a municipal corporation (the “Grantor”), by a Deed recorded in the Office of the County Recorder or the Registrar of Titles in and for the County of Ramsey and State of Minnesota, as Deed Document Number __________________ (the “Deed”) has conveyed to Cardiovascular Systems, Inc., a Delaware corporation (the “Grantee”), the following described land in County of Ramsey and State of Minnesota, to-wit: See Exhibit A attached hereto.

WHEREAS, said Deed contained certain covenants and restrictions; and

WHEREAS, said Grantee and Ryan Companies US, Inc. (“Ryan”) have each performed said covenants and conditions insofar as it is able in a manner deemed sufficient by the Grantor to permit the execution and recording of this certification.

NOW, THEREFORE, this is to certify that all building construction and other physical improvements specified to be done and made by the Grantee and Ryan have been completed and the above covenants and conditions in said Deed have been performed by the Grantee and Ryan therein and are hereby released absolutely and forever insofar as it applies to the land described herein, and the County of Ramsey and State of Minnesota are hereby authorized to accept for recording and to record this instrument, and the filing of this instrument shall be a conclusive determination of the satisfactory termination of the covenants and conditions of the contract referred to in said Deed.

D-1

Dated: ______________, 20___

CITY OF NEW BRIGHTON, MINNESOTA

By ________________________________
Mayor

By ________________________________
City Manager

STATE OF MINNESOTA        )
) ss
COUNTY OF RAMSEY        )

On this _________ day of ________________, 20___ before me, a Notary Public, personally appeared ________________ and _________________, to me personally known and who by me duly sworn did say that they are the Mayor and the City Manager, respectively, of the City of New Brighton, Minnesota, and acknowledged the foregoing instrument on behalf of said City.

___________________________________
Notary Public

This instrument was drafted by:

Hoff, Barry & Kozar, P.A. (SBL)
160 Flagship Corporate Center
775 Prairie Center Drive
Eden Prairie MN 55344

b.

D-2

EXHIBIT E

SITE PLAN

RYAN
BUILDING LASTING RELATIONSHIPS
LOUCKS ASSOCIATES
CENTRAL PARK BLVD
PHASE II PARKING
PROPOSED BUILDING
I-694
OLD HWY 8
NW PKWY
CSI
CARDIOVASCULAR SYSTEMS, INC.
0 25 50 100

MAY 7, 2014

SITE PLAN

CARDIOVASCULAR SYSTEMS, INC.

c.

E-1

EXHIBIT F

PUBLIC IMPROVEMENTS

F-1

CENTRAL PARK BOULEVARD
CENTRAL PARK BOULEVARD
REFER TO CITY PROJECT 14-10, CENTRAL PARK BLVD RECONSTRUCTION PLANS
1
SIDEWALK TO BE COMPLETED BY REDEVELOPER/OWNER AS A PART OF SITE MINIMUM IMPROVEMENTS AND MAINTAINED PER THE CITY'S SIDEWALK AND TRAIL REPAIR POLICY.
CENTRAL PARK POND
(C.S.A.H. NO. 77)
EXCEPTION
RTHWEST
RKWAY
NORTH
2
3
PROPOSED BUILDING
450 STALLS PHASE 1
KEY
1 CENTRAL PARK BOULEVARD
2 NW PARKWAY ROAD REMOVAL
3 NW PARKWAY SANITARY SEWER AND WATERMAIN REMOVAL
4 WATERMAIN RE-ROUTE SOUTH OF BUILDING
OLD HIGHWAY 8
4
BLOCK A POND
BLOCK A FILTRATION BASIN
INTERSTATE HIGHWAY 694
city of NEW BRIGHTON
Engineering Department
803 Old Highway 8
New Brighton, MN 55112
(651) 638-2050

F-2

EXHIBIT G

PROHIBITION AGAINST TAX EXEMPTION

This Prohibition Against Tax Exemption is made and executed as of the _____ day of ________________, 2014 by Cardiovascular Systems, Inc., a Delaware corporation (“Declarant”).
RECITALS
A.    Declarant is fee owner of the premises located in the County of Ramsey, State of Minnesota described on Attachment 1 attached hereto (the “Property”).
B.    The City of New Brighton, a municipal corporation (the “City”) has entered into an Contract for Private Redevelopment dated as of _____________, 2014 (the “Redevelopment Agreement”) with the Declarant and with Ryan Companies US, Inc. The Redevelopment Agreement provides for certain assistance, financial and otherwise, to be provided by the City in connection with the construction of office buildings by the Declarant on the Property.
NOW, THEREFORE, in consideration of the foregoing, Declarant, for itself and its successors and assigns, does hereby declare that the Property shall be owned, used, occupied, sold and conveyed subject to the following covenants and restrictions:
1.No part of the Property shall become tax exempt from the levy of ad valorem property taxes, or any statutorily authorized alternative, until December 31, 2032.
2.The covenants and restrictions herein contained shall run with the title to the Property and shall be binding upon all present and future owners and occupants of the Property; provided, however, that the covenants and restrictions herein contained shall inure only to the benefit of the City and may be released or waived in whole or in part at any time, and from time to time, by the sole act of the City, and variances may be granted to the covenants and restrictions herein contained by the sole act of the City. These covenants and restrictions shall be enforceable only by the City, and only the City shall have the right to sue for and obtain an injunction, prohibitive or mandatory, to prevent the breach of the covenants and restrictions herein contained, or to enforce the performance or observance thereof.
3.The covenants and restrictions herein contained shall remain in effect until December 31, 2032 and thereafter shall be null and void.
4.If any one or more of the covenants or restrictions contained in this Declaration are held to be invalid or unenforceable, the same shall in no way affect any of the other provisions of this Declaration, which shall remain in full force and effect.

CARDIOVASCULAR SYSTEMS, INC.

By _____________________________________
Its: _____________________________________

STATE OF MINNESOTA    )
) ss
COUNTY OF ____________    )

On this _____ day of _________, 20___ before me, a notary public, personally appeared ____________________ to me personally known who by me duly sworn, did say that he/she is the ____________________ of Cardiovascular Systems, Inc., a Delaware corporation and acknowledged the foregoing instrument on behalf of said corporation.

___________________________________
Notary Public

This instrument was drafted by:

Hoff, Barry & Kozar, P.A. (SBL)
160 Flagship Corporate Center
775 Prairie Center Drive
Eden Prairie MN 55344

Attachment 1

Lot 1, Block 1, New Brighton Exchange 2nd Addition, Ramsey County, Minnesota

EXHIBIT H

ENVIRONMENTAL REPORTS FOR REDEVELOPMENT PROPERTY

Numerous reports and correspondence associated with historic site use are available for the Site and surrounding properties. The following condensed list of reports and relevant documents are readily available on the main page of the New Brighton Exchange project site. Additional references associated with adjacent properties are also available on the project site.

Barr Engineering Co. Reports Published in Support of areas associated with the planned CSI development on the New Brighton Exchange Project:

Phase 1 Environmental Property Assessment Summary, Northwest Quadrant Property - Interstate I-35W and I-694, New Brighton, Minnesota. May 1998.

Supplemental Phase I Environmental Assessments and Phase II Investigation Work Plans, Northwest Quadrant I-694 and I-35W, New Brighton, Minnesota. February 2003.
Addendum 1 to the Supplemental Phase I Environmental Assessments and Phase II Investigation Work Plans, Northwest Quadrant I-694 and I-34W, New Brighton, Minnesota. March 2003.

Letter Report, Limited Phase II Investigation, Dahlke Trailer Sales, Inc., 1155 Old Highway 8, New Brighton, MN. April 9, 2003.

Phase II Investigation Report, Grace Haines Property, 1275 Old Highway 8, New Brighton, Minnesota. July 2003.

Phase II Summary Report, Planned Commercial Redevelopment Area, Eastern portion of the Northwest Quadrant, New Brighton, Minnesota. February 2004.

Soil Gas Investigation Report, Northwest Quadrant Redevelopment Area, New Brighton, Minnesota. August 2005.

Response Action Plan, Planned Mixed Use Redevelopment, Eastern Portion of the Northwest Quadrant, New Brighton, Minnesota. November 2005.

Environmental Investigation Results and updated Conceptual Response Action Plan, Planned
Mixed Redevelopment, Eastern Portion of the Northwest Quadrant, New Brighton, Minnesota. December 2006.

Demolition Field Screening Report, Eastern Portion of the Northwest Quadrant, New Brighton, Minnesota. December 2006.

Development Response Action Plan, Old Highway 8 Reconstruction, New Brighton, Minnesota. February 2007.

Appendix E (South Pond Geoprobe Investigation Report) of Response Action Implementation Report, Former Mengelkoch Property – NW Quadrant Redevelopment Area, New Brighton, MN. October 2007.

Development Response Action Plan Implementation Report, Old Highway 8 Reconstruction, New Brighton, Minnesota. December 2007.

Response Action Plan, Eastern Portion of the Northwest Quadrant, New Brighton, Minnesota. February 2008.

Phase II Investigation Report, Butcher’s Spur Property, Northwest Quadrant Redevelopment Area, New Brighton, Minnesota. August 2008.

Response to MPCA’s Comments on the February 2008 Response Action Plan, Eastern Portion of the NW Quadrant. June 2011.

Contingency Action Plan for Landfill Gas Control, Old Miller Dump Closure, Eastern Portion of the Northwest Quadrant Redevelopment Area, New Brighton, Minnesota. March 2009.
Response Action Plan Implementation, Eastern Portion of the Northwest Quadrant, New Brighton, Minnesota. April 2010.

2010/2011 Groundwater Monitoring Results, Eastern Portion of Northwest Quadrant Redevelopment Area, New Brighton, Minnesota, VIC Project: VP18560. July 2011.
Summary of 2010-2011 Landfill Gas Monitoring, Eastern Portion of the New Brighton Exchange, New Brighton, MN, VP #18560. February 2012.

Summary of 2012 Landfill Gas Monitoring, Eastern Portion of the New Brighton Exchange, New Brighton, Minnesota. July 2013.

Work Plan for Installation of Vertical Landfill Gas Vents, Eastern Portion of the New Brighton Exchange, New Brighton, MN, VP #18560. July 2013.

Updated Plan for Vertical Landfill Gas Vents, Eastern Portion of the New Brighton Exchange, New Brighton, MN, VP #18560. October 2013.

Environmental Summary Report and Response Action Plan, CSI Development—New Brighton, Minnesota. March 2014.

Supporting MPCA Correspondence:

Approval Letter for Response Action Plan (with modifications) from Patrice Jensen of MPCA – Voluntary Investigation and Cleanup (VIC) Program. December 2005.

Approval Letter for Response Action Plan for Petroleum Contamination (Leak ID# 14213) from Mark Koplitz of MPCA – Petroleum Brownfields Program (PBP). December 2005.

Approval Letter for SAP, Old Miller Dump Soil Cover and Groundwater Investigation from Patrice Jensen of MPCA –VIC Program. May 31, 2006.

Approval Letter for Development Response Actions for Petroleum Contamination from Mark Koplitz of MPCA – PBP. April 2007.

Response Action Implementation Report Comment Letter – Mengelkoch from Patrice Jensen of MPCA – VIC. September 2007.

Consultation from John Betcher of MPCA regarding potential hotel development setback near Old Miller Dump. February 2008.

Approval Letter for Development Response Action Plan Implementation Report for Petroleum Contamination from Mark Koplitz and Bassou Oulgout of MPCA – PBP. February 2008.

Approval Letter (with modifications) for February 2008 RAP from Michael Kanner of MPCA – PBP and VIC. May 2008.

Revised Approval Letter (with modifications) for February 2008 RAP from Michael Kanner of MPCA – PBP and VIC. May 2008.

Approval Letter for Emission Control Plan from Jacqueline Deneen of MPCA. May 9, 2008.

No Association Determination for Butcher’s Spur (soil) from Barb Jackson of MPCA VIC. September 30, 2008.

No Association Determination for Butcher’s Spur (soil and groundwater) from Michael Kanner of MPCA. October 8, 2008.

Approval Letter for Development Response Action Plan Implementation Report for Old Highway 8 Reconstruction from Patrice Jensen of MPCA – VIC. February 2009.

Approval Letter for Contingency Action Plan for Landfill Gas Control, Old Miller Dump Closure from Patrice Jensen of MPCA – VIC. February 2009.

Approval email for post closure groundwater monitoring plan at Old Miller Dump from Patrice Jensen of MPCA. May 26, 2010.

Landfill Gas Monitoring Report Approval Letter and Request for Additional Work from Patrice Jensen of MPCA – VIC. May 2012.

Approval Letter for 2010/2011 Groundwater Monitoring Report – NW Quadrant – Commercial Redevelopment, Old Highway 8, New Brighton, MN. May 2012.

Request for Landfill Gas Control and Environmental Covenants from Doug Beckwith of MPCA – VIC. May 2013.

Approval Letter (with modifications) for July 2013 Work Plan for Installation of Vertical
Landfill Gas Vents from Patrice Jensen of MPCA. August 2013.

Approval Letter for March 2014 Response Action Plan from Mark Umholtz and Brittney Schuler of MPCA. May 8, 2014.

Reports associated with the Property and prepared by others

Report of Preliminary Site Exploration, Proposed Industrial Building, New Brighton, MN. 1978. Prepared by Soil Exploration Company.

Background Review of the Basic Industries Property, New Brighton, Minnesota. December, 1992. Prepared by ICF Kaiser Engineers.

Remedial Investigation Report United States Postal Service. April 21, 1993. [Partial Report, no Appendices]. Prepared by DPRA Incorporated.

Phase I Environmental Assessment 1155 Old Highway 8 New Brighton, Minnesota 55112. July 1, 1993. Prepared by Peer Environmental.

Phase I ESA Update, Dahlke Trailer Sales, Inc., 1155 Old Highway 8, New Brighton, MN. July 18, 2000. Prepared by Versar Inc.

Environmental Groundwater Assessment, Basic Industries Incorporated, 1275 Old Highway 8, New Brighton, Minnesota. December, 1994. Prepared by Braun Intertec.

Environmental Assessment – Phase I, Proposed New Brighton Redevelopment, I-35W and 694, New Brighton, Minnesota. January, 1996. Prepared by Delta Environmental Consultants, Inc.,
Phase II Sampling Plan, Former Basic Industries Facility, 1275 Old Highway 8. New Brighton, Minnesota. May 1996. Prepared by Environmental Services.

Phase I Environmental Site Assessment, Basic Industries Incorporated, 1275 Old Highway 8, New Brighton, Minnesota. February, 1996. Prepared by RE/SPEC Inc.

Soil Impact Assessment, Phase II Sampling, Former Basic Industries Facility, 1275 Old Highway 8. New Brighton, Minnesota. June 1996. Prepared by Environmental Services.

Environmental Assessment Overview, Former Basic Industries Facility, 1275 Old Highway 8. New Brighton, Minnesota. October 1996. Prepared by Environmental Services.

Asbestos Survey and Assessment of the New Brighton Post Office. May 22, 1997. Prepared by Montgomery Watson.

Lead Based Paint Survey and Assessment of the New Brighton Post Office. May 27, 1997. Prepared by Montgomery Watson.

Subsurface Assessment Report, Former Miller Dump – MPCA Old Highway 8, New Brighton, MN. January 25, 2000. Prepared by Terracon.

Phase II Environmental Site Assessment and Corrective Action Implementation Report, Dahlke Trailer Sales, Inc., 1155 Old Highway 8 NW, New Brighton, Minnesota. April 2003. Prepared by ProSource Technologies, Inc.

Report of Geotechnical Exploration and Review, Proposed Sheraton Hotel, New Brighton, Minnesota. April 2008. Prepared for the JLT Group, Inc. by American Engineering and Testing, Inc. (AET).

Environmental Screening, Proposed Sheraton Hotel, New Brighton, Minnesota. May 2008. Prepared for the JLT Group, Inc. by AET.

d.

EXHIBIT I
REMEDIATION AND PUBLIC IMPROVEMENTS ESCROW AGREEMENT

This Remediation and Public Improvements Escrow Agreement (“Escrow Agreement”) is made this ____ day of June, 2014, by and among the City of New Brighton, a Minnesota municipal corporation (the “City”), Ryan Companies US, Inc. a Minnesota corporation (the “Redeveloper”), Cardiovascular Systems, Inc., a Delaware corporation (“Owner”) and Old Republic National Title Insurance Company, a Minnesota corporation (the “Escrow Agent”).
WHEREAS, the City, the Redeveloper and Owner are parties to that certain Contract for Private Redevelopment dated as of June ____, 2014 (the “Contract”), which relates to the redevelopment of certain property located in New Brighton, Minnesota described in Attachment 1 (the “Property”);
WHEREAS, the parties are prepared to escrow certain funds into an escrow account (the “Escrow Account”) to pay the costs of performing the Remediation Work and to construct the Public Improvements, all as set forth in the Contract (collectively, the “Costs”);
WHEREAS, the Escrow Agent has agreed to be designated as the party responsible for handling the funds in the Escrow Account in accordance with this Escrow Agreement;
NOW, THEREFORE, the parties agree and intend to be bound as follows:
1.    Appointment of Escrow Agent. The City, the Redeveloper and the Owner hereby appoint and designate the Escrow Agent for the purposes set forth herein. The Escrow Agent accepts said appointment.
2.    Definitions. Any capitalized terms used in this Escrow Agreement that are not specifically defined herein shall have the meanings given those terms in the Contract.
3.    Deposits.
(a)    On the date hereof, the City has deposited the sum of $652,000.00 with the Escrow Agent and the Redeveloper has deposited the sum of $205,000 (collectively, the “Initial Escrow”). Escrow Agent hereby acknowledges receipt of the Initial Escrow.
(b)    If necessary, additional deposits to the Escrow Account shall be made as set forth in the Contract and as follows:
(i)    If the parties reasonably determine that the Initial Escrow will be insufficient to complete the Remediation Work and the Public Improvements, the City and the Redeveloper shall each deposit into the Escrow Account an equal amount, not to exceed $145,000 each, to cover the balance of the budgeted

Remediation Work and Public Improvement costs (the “Supplemental City/Redeveloper Escrow”).
(ii)    In the event that the Remediation Work and Public Improvement costs exceed the Initial Escrow, the Supplemental City/Redeveloper Escrow and the amount of any additional funds that may be made available to pay for the Costs such as the Additional MIF Monies, the City, Redeveloper and Owner shall each deposit equal amounts not to exceed $167,000 each into the Escrow Account (the “Cost Overrun Escrow”).
(c)    The Escrow Agent shall maintain an accounting of all funds escrowed for payment of the Costs.
4.    Conditions to Release of Escrowed Funds. The Escrow Agent shall release escrowed funds to the City, Redeveloper, or Owner if the following conditions have been fulfilled:
(a)    The party asking for reimbursement (“Requesting Party”) has submitted a draw request (which shall be submitted not more frequently than every 30 days) for payment of Costs;
(b)    In the case of requests made by Redeveloper, each draw request shall include paid invoices from Redeveloper’s Material Subcontractors with whom the Redeveloper has entered into Material Subcontracts for the Remediation Work and construction of the Public Improvements;
(c)    In the case of requests made by the City or by Owner, each draw request shall include paid invoices from third parties;
(d)    In the case of requests made by Redeveloper, the Redeveloper has presented a signed and sworn statement in a form reasonably acceptable to the City and the Owner signed by the Redeveloper’s construction manager and indicating that the Remediation Work or Public Improvements costs for which payment was made by the Redeveloper have been incurred in connection with the RAP or the Public Improvement Plans;
(e)    The Redeveloper has presented executed lien waivers from such contractors, subcontractors and construction managers for at least the amounts which have been paid to such persons from the previous draw;
(f)     Each draw request shall reference a specific cost code as shown in the budget attached hereto as Attachment 2 to allow the other parties the ability to track the progress of performance.
(g)    In the case of requests made by the Redeveloper, authorized representatives of the City and the Owner have provided signed statements that state that the draw request has been approved and that Redeveloper is in material compliance with all terms of the Contract at the time the Costs were incurred; and

(h)    The Escrow Agent does not receive an Objection Notice (as defined below) from any of the other parties hereto.
5.    Interest. The Escrow Agent is authorized to invest the funds set forth in paragraph 3 hereof and such funds shall be placed in investments that are statutorily authorized municipal investments as approved by the City. Upon termination of the Escrow Account, all interest earned on the Escrow Account shall be disbursed to the parties proportionately as set forth in Section 6(c) below.
6.    Closing of Escrow Account; Termination of Escrow.
(a)    The Escrow Agent shall close and terminate the Escrow Account upon the earliest to occur of the following events:
(i)    The Escrow Agent receives a written notice signed by the City, Redeveloper and Owner that all of the Remediation Work and the Public Improvements have been completed, or
(ii)    The Escrow Agent receives written notice signed by the City, Redeveloper and Owner that the Contract has been terminated.
(b)    Upon the closing of the Escrow Account in accordance with the provisions of this Paragraph, this Agreement shall automatically terminate. The Escrow Agent shall then notify the City, Redeveloper and Owner of the closing of the Escrow Account, the termination of this Escrow Agreement, and of the disbursements pursuant hereto.
(c)    Upon termination of this Escrow Agreement and resolution of all Disputed Claims, as defined below, any remaining escrow funds shall be disbursed to the City, and if applicable, the Redeveloper and the Owner, as follows:
(i)    If the total costs to complete the Remediation Work and Public Improvements was equal to or less than $447,000, all funds together with all interest earned thereon, shall be returned to the City, up to a maximum of $447,000 plus interest.
(ii)    If the total costs to complete the Remediation Work and Public Improvements was greater than $447,000 and less than or equal to $1,147,000.00, all funds together with any interest thereon shall be returned in equal shares to the City and the Redeveloper, up to a maximum of $350,000 each, plus interest.
(iii)    If the total cost to complete the Remediation Work and Public Improvements was greater than $1,147,000, all funds remaining in the Escrow Account shall be disbursed in equal shares to the City, Redeveloper and Owner, up to a maximum of $167,000 each plus interest.
(iv)    If there are any other funds remaining in the Escrow Account following disbursements in accordance with this Paragraph 6(c)(i)-(iv), those funds and any interest thereon shall be disbursed to the City, Redeveloper and Owner in equal shares.
(v)    Notwithstanding the foregoing, if either the City, Redeveloper, or Owner did not deposit a particular amount into the Escrow Account as required under the Contract or under this Escrow Agreement, that party shall not be entitled to receive any refund of the remainder of that particular amount from the Escrow Account upon termination of same.
7.    Surplus Funds. Upon completion of the Public Improvements and the Minimum Improvements, either the City, Owner, or Redeveloper may propose to reduce the amount then on deposit in the Escrow Account. In such case, the City, Owner, and Redeveloper, acting reasonably, shall jointly determine whether the Escrow Account contains more than 125% of the amount needed to complete the Remediation Work. If the City, Owner, and Redeveloper so agree, they shall provide joint written instructions to the Escrow Agent with the amounts to be released from Escrow and the party entitled to receive any such amounts.
8.    Expenses. The City, Owner, and the Redeveloper shall equally pay upon demand all charges of the Escrow Agent, and such attorneys’ fees, expenses, and other costs as may be reasonably incurred in connection with the administration of this Escrow Agreement by the Escrow Agent. The Escrow Agent agrees that its disbursement fees per draw shall be $200.00, and acknowledges receipt of $50.00 to cover its initial expenses.
9.    Disputed Claims; Objection Notices. If any party submits a request for reimbursement of Costs pursuant to Paragraph 4 of this Agreement, any of the other parties must object, if at all, in writing to Escrow Agent within 7 business days after receipt of the draw request (an “Objection Notice”). If the Escrow Agent receives an Objection Notice, the Escrow Agent shall:

(a)     distribute to the Requesting Party the amount, if any, of such claim which is not in dispute; and
(b)    hold the disputed amount of such claim (the “Disputed Claim”) subject to distribution in the manner as may be mutually agreed upon by the City, Redeveloper and Owner pursuant to joint written instructions.
In the event the Redeveloper, Owner and the City are unable to resolve any Disputed Claim, the parties shall submit the Disputed Claim to court action to be conducted in Ramsey County, Minnesota; provided, however, that no such action shall be commenced prior to thirty (30) days following receipt by the Requesting Party of an Objection Notice. Upon the resolution of such dispute, the portion of the Disputed Claim, if any, to which the Requesting Party is entitled shall be distributed by the Escrow Agent, and the remainder of the Disputed Claim, if any, shall no longer be a Disputed Claim and shall again become part of the Escrow Account.

10.    Liability of the Escrow Agent. The Escrow Agent, in performing its duties under this Escrow Agreement, shall not be liable to any party for damages, losses, or expenses, except for bad faith, negligence or willful misconduct on its part. The Escrow Agent shall not incur any such liability for (i) any act or failure to act made or omitted in good faith, or (ii) any action taken or omitted in reliance upon any notice, instruction, consent or other instrument that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgery, fraud, or determining the scope of any agent’s authority. The Escrow Agent shall not be responsible or liable for the correctness, genuineness, or validity of any instrument delivered to it or for the identity or authority of any person executing or depositing any instrument. The Escrow Agent shall have no duties beyond those which are expressly set forth in this Escrow Agreement and shall not be required to take any action under this Escrow Agreement involving any expense unless the payment of such expense shall be made or provided for in a manner satisfactory to the Escrow Agent.
11.    Notices. Any notices required or permitted to be delivered under this Escrow Agreement shall be in writing and shall be delivered by electronic mail, hand delivered or mailed postage prepaid, regular mail, registered mail, or certified mail (return receipt requested) and addressed to the City, Owner, the Redeveloper or the Escrow Agent, as the case may be, at the respective addresses and e-mail addresses set forth opposite their names below, or at such other addresses and e-mail addresses as they may have theretofore specified by written notice delivered in accordance herewith:
Redeveloper:    Ryan Companies U.S., Inc.
50 South Tenth Street, Suite 300
        Minneapolis, MN 55403
Attn: Casey Hankinson
        casey.hankinson@ryancompanies.com

with a copy to:    Ryan Companies U.S., Inc.
50 South Tenth Street, Suite 300
Minneapolis, MN 55403
Attn: Audra Williams
        audra.williams@ryancompanies.com

City:    City of New Brighton
        803 Old Highway 8 NW
        New Brighton, MN 55112
        Attn: Dean R. Lotter, City Manager
        dean.lotter@newbrightonmn.gov

with a copy to:    Hoff, Barry & Kozar, P.A.
160 Flagship Corporate Center
775 Prairie Center Drive
Eden Prairie MN 55344
Attn: Scott B. Landsman
slandsman@hbklaw.com

Escrow Agent:    Old Republic National Title Company
400 Second Avenue South
Minneapolis, MN 55401
Attn: Rick Zilka
rzilka@oldrepublictitle.com
If to Owner:         Cardiovascular Systems, Inc.
651 Campus Drive
Saint Paul, MN 55112
Attention: Jim Flaherty
jflaherty@csi360.com

with a copy to:    Fredrikson & Byron, P.A.
200 South Sixth Street
Minneapolis, MN 55402
Attn: Chris Dolan
cdolan@fredlaw.com

12.    No Third Party Beneficiaries. It is the intention of the parties to this Escrow Agreement that no person who is not a party signatory to this Escrow Agreement shall, under a third party beneficiary theory or otherwise, have the right to look to the Escrow Agent for any disbursement pursuant to this Escrow Agreement. The parties to this Escrow Agreement further agree that the Escrow Agent owes no duty to any such third party to make any disbursement.
13.    Governing Law. This Escrow Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota.
14.    Headings. The headings used herein are for convenience only and are not to be used in interpreting this Escrow Agreement.
15.    Amendments. This Escrow Agreement may be amended only by a written amendment executed by all the parties hereto.
16.    Assignment. This Escrow Agreement shall inure to the benefit of and bind the parties hereto and their respective successors and assigns.
17.    Counterparts. This Escrow Agreement may be executed in counterparts or with counterpart signature pages.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed in each of their names on or as of the date first above written.

Dated: _______________, 2014        CITY OF NEW BRIGHTON, MINNESOTA

By _____________________________________
Mayor

By _____________________________________
City Manager

Dated: _______________, 2014        RYAN COMPANIES U.S., INC.

By _____________________________________
Its: _____________________________________

Dated: _______________, 2014        CARDIOVASCULAR SYSTEMS, INC.

By _____________________________________
Its: _____________________________________

Dated: _______________, 2014        OLD REPUBLIC NATIONAL
TITLE INSURANCE COMPANY

By _____________________________________
Its: _____________________________________

50657348_6.docx

Attachment 1

Lot 1, Block 1, New Brighton Exchange 2nd Addition, Ramsey County, Minnesota

Attachment 2

Anticipated Remediation and Public Improvement Costs

city of NEW BRIGHTON

Proposal Form
for
City Project 14-10, Central Park Boulevard

Mr. Grant Wyffels, P.E.
Director of Public Works
City of New Brighton
803 - Old Highway 8 NW
New Brighton, Minnesota 55112

The undersigned, as bidder, hereby proposes and agrees to enter into a contract Ryan Companies to supply all labor, materials, and equipment necessary for the construction of Central Park Boulevard, a residential street, in accordance with the plans and specifications prepared by the City Engineer of the City of New Brighton, and in strict accordance with the unit prices herewith.

The final amounts of the contract shall be determined by multiplying the final measured quantities as authorized and actually furnished and installed in the manner described in the specifications, by the unit prices stated in this proposal form. The Contractor will not be entitled to any compensation on any items other than those listed on this proposal form.

The bidder must bid each item. The contract award will be based upon the TOTAL BID. In the event the unit prices extended do not equal total bid, the unit prices shall govern to become the total bid.

All Quantities/Prices are from Belair unless noted

ITEM NO	CONTRACT ITEM ESTIMATED QUANTITY/UNIT PRICE	AMOUNT
2021.501	Mobilization 1 Lump Sum @ $ 3,890.00 Lump Sum	= $ 3,890.00
2104.501	Remove Concrete Curb and Gutter 175 L.F. @ $ 1.53 /L.F.	= $ 267.75
2104.505	Remove Bituminous Pavement 317 S.Y. @ $ 2.50 /S.Y.	= $ 792.50
2104.513	Sawing Bituminous Pavement (Full Depth) 180 L. F. @ $ 3.44 /L.F.	= $ 619.20
2104.523	Remove and Salvage Casting and Slab Top 2 Each @ $ 548.00 /Each	= $ 1,096.00

City of New Brighton
Proposal Form
Project 14-10, Central Park Boulevard

2104.523	Remove and Salvage Handhole 4 Each @ $ N/A /Each	= $ N/A
2105.601	Common Excavation 1 Lump Sum @ $ 15,264 /Lump Sum	= $ 15,264.00
2211.501	Aggregate Base Class 7 (VM) 700 Ton @ $ 17.18 /To **(Bituminous Roads)**	= $ 12,026.00
2357.502	Bituminous Material for Tack Coat 100 Gallon @ $ 0.82 /Gallon **(Bituminous Roads)**	= $ 82.00
2360.501	Type SP 12.5 Wearing Course Mixture SPWEB340C 212 Ton @ $ 69.69 /Ton **(Bituminous Roads)**	= $ 14,774.28
2360.502	TYPE SP 12.5 Non Wearing Course Mixture SPNWB330C 320 Ton @ $ 68.20 /Ton **(Bituminous Roads)**	= $ 21,824.00
2503.541	15" RC Pipe Sewer Design 3006 Class V 15 L.F. @ $ 44.00 /L.F.	= $ 660.00
2503.602	Connect to Existing Drainage Structure or Pipe 1 Each @ $ 2,237.00 /Each	= $ 2,237.00
2504.602	Connect to Existing Watermain 1 Each @ $ 1,097.00 /Each	= $ 1,097.00
2504.602	Adjust Valve Box 1 Each @ $ 366.00 /Each	= $ 366.00
2504.603	10" Watermain-Duct Iron CL 52 97 L.F. @ $ 80.00 /L.F.	= $ 7,760.00
2504.608	Ductile Iron Fittings 375 Pound @ $ 4.00 /Pound	= $ 1,500.00
2506.502	Construct Catch Basin (2'x3') w/Casting 1 Each @ $ 1,724.00 /Each	= $ 1,724.00
2506.502	Construct Catch Basin (48" Round) w/Casting 1 Each @ $ 2,312.00 /Each	= $ 2,312.00
2506.522	Adjust Frame and Ring Casting 2 Each @ $ 128.00 /Each	= $ 256.00

2

City of New Brighton
Proposal Form
Project 14-10, Central Park Boulevard

2531.501	Concrete Curb & Gutter Design B618			
	626 L. F.	@ $ 11.25 /L. F.	(MN Curb)	= $ 7,043.00
2531.501	Concrete Curb & Gutter Design B624			
	210 L. F.	@ $ 13.00 /L. F.	(MN Curb)	= $ 2,730.00
2540.602	Install Salvaged Handhole and Extend PVC			
	4 Each	@ $ 2500.00 /Each	(Ryan Estimate)	= $ 10,000.00
2563.601	Traffic Control			
	1 Lump Sum	@ $ 138.00 /Lump Sum		= $ 138.00
2564.602	Furnish & Install Storm Casting (Neenah R-1733 or EJIW 1205) and Slab Top			
	2 Each	@ $ 810.00 /Each		= $ 1,620.00
2573.502	Silt Fence, Type Machine Sliced			
	280 L.F.	@ $ 2.61 /L.F.		= $ 730.80
2573.530	Storm Drain Inlet Protection			
	3 Each	@ $ 206.00 /Each		= $ 618.00
2573.602	Temporary Rock Construction Entrance			
	1 Each	@ $ 1,153.00 /Each		= $ 1,153.00
2575.523	Erosion Control Blanket, Category 3, w/MnDOT Mix 340			
	550 S.Y.	@ $ N/A /S.Y.		= $ N/A
2575.604	Hydroseeding and Mulch, w/ 2" Topsoil and MnDOT Mix No. 260			
	1,250 S.Y.	@ $ N/A /S.Y.		= $ N/A

Total Bid - Project 14-10 $ 112,580.53 .

The bidder agrees to guarantee all work performed under this contract and to redo and/or repair any work which may be rejected due to defective material or workmanship, within one (1) year after completion and acceptance of the project by the City of New Brighton, Minnesota.

3

EXHIBIT J

AREAS TO BE MAINTAINED BY OWNER

CENTRAL PARK BOULEVARD
CENTRAL PARK BOULEVARD
OLD HIGHWAY 8
CENTRAL PARK POND
PROPOSED BUILDING
450 STALLS PHASE 1
= AREAS MAINTAINED BY OWNER
NORTH
BLOCK A POND
BLOCK A FILTRATION BASIN

city of NEW BRIGHTON

Engineering Department
803 Old Highway 8
New Brighton, MN 55112
(651) 638-2050

J-1

EXHIBIT K

KNOWN GROUNDWATER AND VAPOR MONITORING WELLS
ON REDEVELOPMENT PROPERTY

K-1

VM-18
VM-10
VM-17
VM-16
VM-9
MWT-08
VM-8
MW -5
VM-7
Old Hwy 8 NW
77
Block F
CSI Development Property
VM-6
Northwest Pkwy
MW - 3D
VM-5
MWT-07
Block A
VM-4

2012 Twin Cities Imagery; MnGeo WMS

- Groundwater Monitoring Well
- Vapor Monitoring Point
- Abandoned Well
- Property Boundary
- Redevelopment Block Boundary

0 100 200
Feet

Exhibit L

KNOWN GROUNDWATER MONITORING WELLS & VAPOR MONITORING POINTS
CSI Development
New Brighton, MN

Barr Footer: ArcGIS 10.2, 2014-05-01 15:42 File: I:\Projects\23\62\489\Gis\Project\Post PA Assistance\East Side Development\ExhibitL_ExistingConditions.mxd User: mak3

J-2

EXHIBIT L

OPTION PROPERTY

L-1

SKETCH AND DESCRIPITON

~for~ RYAN COMPANIES
~of~ PROPOSED PARKING EXPANSION ACQUISITION
NEW BRIGHTON EXCHANGE 1ST & 2ND ADDITION

THIS PARCEL CONTAINS
157,207 S.F. OR 3.61 ACRES
MORE OR LESS
14TH STREET NW
NEW OUTLOT G
PUBLIC ROADWAY EASEMENT PER DOC. NO. 4199417
SE 1/4 OF THE NE 1/4 OF S.20, T.30, R.23
N'LY LINE OF OUTLOT D NEW BRIGHTON EXCHANGE 1ST ADDITION
OUTLOT D
NEW BRIGHTON EXCHANGE 1ST ADDITION
OUTLOT B NEW BRIGHTON EXCHANGE 2ND ADDITION
LOT 1 BLOCK 1 TRANSOMA ADDITION
PARKWAY
NORTHWEST OUTLOT B NEW BRIGHTON EXCHANGE 1ST ADDITION
OLD HIGHWAY 8 (C.S.A.H. NO. 77)
LONG LAKE LANDING OUTLOT D
CENTRAL PARK BOULEVARD
MOST W'LY CORNER OF OUTLOT B, NEW BRIGHTON EXCHANGE 2ND ADDITION
NE CORNER OF CENTRAL PARK BOULEVARD
N'LY R/W LINE OF CENTRAL PARK BOULEVARD
S82°24'09"E 327.31
N08°39'07"E 89.16
68.00 S83°46'33"E
N11°47'09"E 353.60
N77°34'25"E 21.20
S57°24'26"E 119.58
N32°32'54"E
R=1849.86
458.93
Δ=14°12'52"
Δ=20°48'25" R=333.00 120.93
LOT 1
BLOCK 1

NORTH

GRAPHIC SCALE IN FEET

80 0 40 80 160 320

1 INCH = 80 FEET

PROPOSED DESCRIPTION FOR FUTURE ACQUISITION OF PARKING LOT EXPANSION OVER A PORTION OF OUTLOT D, NEW BRIGHTON EXCHANGE 1ST ADDITION AND OUTLOT B NEW BRIGHTON EXCHANGE 2ND ADDITION

That part of Outlot D, NEW BRIGHTON EXCHANGE 1ST ADDITION and Outlot B of NEW BRIGHTON EXCHANGE 2ND ADDITION, according to the recorded plats thereof, Ramsey County, Minnesota, which lie westerly of the following described lines:

Commencing at the most westerly corner of said Outlot B; thence on an assumed bearing of South 82 degrees 24 minutes 09 seconds East, along the northerly right-of-way line of Central Park Boulevard as dedicated on said NEW BRIGHTON EXCHANGE 2ND ADDITION, a distance of 327.31 feet to the northeast corner of said Central Park Boulevard and to the point of beginning of the line to be described; thence North 08 degrees 39 minutes 07 seconds East a distance of 89.16 feet; thence South 83 degrees 46 minutes 33 seconds East a distance of 68.00 feet; thence North 11 degrees 47 minutes 09 seconds East a distance of 353.60 feet to the northerly line of said Outlot D and said line there terminating.

NOTES

- Bearings shown are on Ramsey County Coordinate System.
- Proposed Site Plan for Parking Expansion, provided by Ryan Companies on 5-29-14.
- The plat of NEW BRIGHTON EXCHANGE 2ND ADDITION has not been recorded at the time of this exhibit.

I hereby certify that this survey, plan or report was prepared by me or under my direct supervision and that I am a duly Registered Land Surveyor under the laws of the State of Minnesota.

JASON E. RUD

Date: 05/29/2014 License No. 41578

DRAWN BY: JEN	JOB NO: 14080BT	DATE: 5/29/14	
CHECK BY: JER	SCANNED ☐		
1			
2			
3			
NO.	DATE	DESCRIPTION	BY

E. G. RUD & SONS, INC.
EST. 1977
Professional Land Surveyors
6776 Lake Drive NE, Suite 110
Lino Lakes, MN 55014
Tel. (651) 361-8200 Fax (651) 361-8701
www.egrud.com

S:\rud\CAD\14proj\14080\14080-SKETCH-DESC-PKG-EXP.dwg 5/29/2014 11:57:57 AM CDT

14080BB

L-2

EXHIBIT M

PRELIMINARY PLANS

M-1

M-2

EXHIBIT N

ENVIRONMENTAL COVENANT AND EASEMENT

This Environmental Covenant and Easement (“Environmental Covenant”) is executed pursuant to the Uniform Environmental Covenants Act, Minn. Stat. Chapter 114E (2011) (“UECA”) in connection with an environmental response project approved by the Minnesota Pollution Control Agency.

1.    Grantor And Property Description.

A.    Owner and Legal Description of Property.

Cardiovascular Systems, Inc., a Delaware corporation, (“CSI”) is the fee owner of certain real property located in the City of New Brighton, Ramsey County, Minnesota, legally described as:

Lot 1, Block 1, New Brighton Exchange 2nd Addition, Ramsey County, Minnesota (the “Property”).
B.    Grantor.

CSI is the Grantor of this Environmental Covenant.

2.    Grant of Covenant; Covenant Runs With The Land.

Grantor hereby covenants and declares that the Property shall be subject to the Activity and Use Restrictions and associated terms and conditions set forth in this Environmental Covenant including the Easement in Paragraph 9, and that these Activity and Use Restrictions and associated terms and conditions constitute covenants which run with the land and which shall be binding on Grantor, its successors and assigns, on all future Owners of the Property, and all persons who now or hereafter hold any right, title or interest in the Property. An Owner is bound by this Environmental Covenant during the time when the Owner holds fee title to the Property. Any other person that holds any right, title or interest in or to the Property is bound by this Environmental Covenant during the time the person holds the right, title or interest to the Property. Subject to Paragraph 14.D. below, an Owner ceases to be bound by this Environmental Covenant when the Owner conveys fee title to another person, and any other person that holds any right, title or interest in or to the Property ceases to be bound when the person conveys the right, title or interest to another person.

3.    Environmental Agency; Grantee and Holder of Environmental Covenant; Acceptance of Interest in Real Property.

A.    Environmental Agency.
The Minnesota Pollution Control Agency (“MPCA”) is the environmental agency with authority to approve this Environmental Covenant under UECA.

B.    Grantee and Holder; Acceptance of Interest In Property.

The MPCA is the Grantee and Holder of the interest in real property conveyed by this Environmental Covenant. The MPCA has authority to acquire an interest in real property, including an Environmental Covenant, for response action purposes under Minn. Stat. § 115B.17, subd. 15. MPCA’s signature to this Environmental Covenant constitutes approval of this Environmental Covenant under UECA and acceptance of the interest in real property granted herein for purposes of Minn. Stat. § 115B.17, subd. 15.

4.    Environmental Response Project.

The Property is the location of releases or threatened releases of hazardous substances, or pollutants or contaminants that are addressed by an environmental response project under the oversight of the MPCA Voluntary Investigation and Cleanup (“VIC”) Program pursuant to Minn. Stat. § 115B.175. MPCA has determined that an Environmental Covenant is needed for the Property because of the presence of a capped and closed landfill adjacent to the Property. The adjacent closed landfill has the potential for on-going landfill gas generation.

5.    Statement of Facts.

A.     Facts About the Release and Response Actions.

i.    The Property was first developed for commercial and industrial uses in the 1960s. A closed landfill, known as the Old Miller Dump, operated for several years in the mid-1960s and previously extended onto the eastern portion of the Property. The Old Miller Dump is believed to contain primarily household garbage and demolition debris. Environmental investigations of the Old Miller Dump determined that the concentrations of several metals and polycyclic aromatic hydrocarbons (“PAHs”) found in the dump materials exceed the MPCA’s criteria for industrial land use known as the Tier 2 Industrial Soil Reference Values (“SRVs”). Shallow groundwater near the Old Miller Dump was found to contain low levels of contaminants that are not adversely impacting nearby surface water receptors. Soil gas surveys conducted at the Old Miller Dump indicated that landfill gases are being generated at the landfill and were migrating outward from the dump to nearby areas, including the Property. Detailed information regarding soil, groundwater, and soil gas investigations are included in the following reports prepared by Barr Engineering Company (“Barr”) for the eastern portion of the Northwest Quadrant: February 2004 Phase II Summary Report, November 2005 Response Action Plan, and December 2006 Environmental Investigation Results and Updated Conceptual Response Action Plan. These reports may be found in the files of the MPCA or the City, as defined below.

ii.    The City enrolled the Property in the MPCA’s Voluntary Investigation and Cleanup Program (“VIC”) on January 21, 2004. At the same time, the City also enrolled adjacent lands in the VIC program as part of the City’s redevelopment of a larger area known as the New Brighton Exchange, f/k/a the Northwest Quadrant. Barr submitted a Response Action Plan for the eastern portion of the Northwest Quadrant ( “RAP”), which included the Property, in February 2008. The MPCA approved the RAP with modifications on May 15, 2008.

iii.    The City implemented the RAP in a series of efforts from between 2008 to 2011. All dump materials that had been located on the Property were excavated and removed from the Property. The excavations were backfilled with clean soils. Documentation sampling within the dump excavation limits at the Property met MPCA Residential SRVs within 12 feet of the final grade. Soil sampling from within the remotely accessible zone (i.e., deeper than twelve feet below final grade) also met MPCA Tier 2 Industrial SRVs, with the exception of one test sample taken approximately 14 feet below final grade that showed a carcinogenic PAH concentration of 3.1 mg/kg, which is slightly greater than the MPCA Tier 2 Industrial SRV of 3.0 mg/kg for that compound. The approximate location of this sample location is in the southeastern corner of the Property and is shown in Exhibit B. A passive landfill gas collection system was installed over a majority of the consolidated dump footprint, as shown in Exhibit B. Barr’s April 2010 RAP Implementation Report contains additional information.

iv.    In March 2009, Barr prepared a Contingency Action Plan for Landfill Gas Control in March 2009 for the eastern Northwest Quadrant (“CAP”), which was approved by the MPCA on April 28, 2009 with modifications. The CAP describes the landfill gas monitoring and contingency actions following closure of the Old Miller Dump. The City installed landfill vapor monitoring points along the dump perimeter in 2010, including two vapor monitoring points installed at the Property as shown on Exhibit B. The City began periodic monitoring of the perimeter vapor monitoring points in October 2010.

Grantor installed one shallow groundwater well, designated MWT-07, at the Property in 2010 as shown on Exhibit B. The results from four rounds of groundwater monitoring conducted from September 2010 through May 2011 did not identify concerns for the nearby surface water receptors. Barr summarized the groundwater monitoring results in a report dated July 25, 2011. The MPCA has approved the City’s request to close and abandon the well at the Property.

B.    Facts Constitute Affidavit Under Minn. Stat. § 115B.16, subd. 2.

The facts stated in Paragraph 5.A. are stated under oath by the persons signing this Environmental Covenant on behalf of the Grantor, and are intended to satisfy the requirement of an affidavit under Minn. Stat. § 115B.16, subd. 2. In the event of a material change in any facts stated in Paragraph 5.A. requiring the recording of an additional affidavit under Minn. Stat. § 115B.16, subd. 2, the additional affidavit may be made and recorded without amending this Environmental Covenant.

6.    Definitions.

The terms used in this Environmental Covenant have the meanings given in UECA, and in the Minnesota Environmental Response and Liability Act (MERLA), Minn. Stat. §115B.02. In addition, the definitions in this Paragraph 6 apply to the terms used in this Environmental Covenant.

A.    “City” means the City of New Brighton, a Minnesota municipal corporation.
B.    “Commissioner” means the Commissioner of the Minnesota Pollution Control Agency, the Commissioner’s successor, or other person delegated by the Commissioner to act on behalf of the Commissioner.

C.    “Grantor” means CSI

D.    “MPCA” means the Minnesota Pollution Control Agency, an agency of the State of Minnesota, or its successor or assign under any governmental reorganization.

E.    “Owner” means a person that holds fee title to the Property and is bound by this Environmental Covenant as provided in Paragraph 2. When the Property is subject to a contract for deed, both the contract for deed vendor and vendee are collectively considered the Owner.

F.    “Political Subdivision” means the City of New Brighton or Ramsey County.

G.    “Property” means the real property described in Paragraph 1 of this Environmental Covenant.

H.    “Restricted Area” means that portion of the Property that is within 200 feet from the edge of the remaining portions of the Old Miller Dump. The Restricted Area is depicted on Exhibit A.

7.    Activity and Use Limitations.

The following Activity and Use Limitations shall apply to the Property:

A.    Use Limitations.

No buildings intended for full-time residential habitation shall be permitted in the Restricted Area of the Property. Notwithstanding the foregoing, the Restricted Area may be used for recreational, commercial or industrial uses and may be used for parking or other uses associated with any residential buildings constructed outside of the Restricted Area.

B.    Activity Limitations.

The following activities on the Property are subject to the following activity limitations:

i.    Each building constructed at the Property must include a sub-slab building vapor venting system that has been approved by the MPCA.

ii.    Any person proposing to construct a building at the Property or develop the Property shall prepare and submit a Response Action Plan or Construction Contingency Plan, as applicable, to the MPCA and to Grantor for review and approval prior to initiating site development or building construction.

iii.    There shall be no disturbance, removal, or interference with any vapor monitoring points installed at the Property. The foregoing restriction shall not apply to the City or its successors and assigns, which shall be entitled to repair, maintain, relocate, remove and replace the vapor monitoring points.

iv.    Except as required as part of an MPCA-approved environmental response project, there shall be no extraction of ground water from beneath the Property for any purpose and there shall be no installation of any wells, borings, trenches or drains which could be used to extract ground water.

C.    Affirmative Obligations of Owner.

The Activity and Use Limitations imposed under this Environmental Covenant include the following affirmative covenants and obligations:

Owner shall maintain, operate, repair, replace and monitor all vapor mitigation systems installed in any buildings constructed at the Property pursuant to the requirements of Paragraphs 7.B.i.

8.    Prior MPCA Approval Required For Activities Limited Under Environmental Covenant.

A. Approval Procedure

Any activity requiring MPCA approval pursuant to the terms set forth at Paragraph 7.B, shall not occur without the prior written approval of the Commissioner. The Commissioner’s approval may include conditions which the Commissioner deems reasonable and necessary to protect public health or welfare or the environment, including submission to and approval of a contingency plan for the activity. Within 60 days after receipt of a written request for approval to engage in any activities subject to a limitation under Paragraph 7.B., the MPCA shall respond, in writing, by approving such request, disapproving such request, or requiring that additional information be provided. A lack of response from the Commissioner shall not constitute approval by default or authorization to proceed with the proposed activity.

B.    Emergency Procedures.

There are no known areas of contaminated soil or other media on the Property other than as described in Paragraph 5.A.iii. Nonetheless, Owner shall follow the procedures set forth in this Paragraph 8.B. when an excavation or other intrusive activity encounters contaminated soil or other media at the Property:

i.    notify the Minnesota Duty Officer, or successor officer, immediately of obtaining knowledge of such emergency conditions; the current phone numbers for the Duty Officer are 1-800-422-0798 (Greater Minnesota only); (651) 649-5451 (Twin Cities Metro Area and outside Minnesota); fax (any location) (651) 296-2300 and TDD (651) 297-5353 or 1-800-627-3529.

ii.    assure that the persons carrying out the excavation limit the disturbance of contaminated media to the minimum reasonably necessary to adequately respond to the emergency;

iii.    assure that the persons carrying out the excavation prepare and implement a site-specific health and safety plan for excavation and undertake precautions to minimize exposure to workers, occupants and neighbors of the Property to contaminated media (e.g., provide appropriate types of protective clothing for workers conducting the excavation, and establish procedures for minimizing the dispersal of contaminated dust); and

iv.    assure preparation and implementation of a plan to restore the Property to a level that protects public health and welfare and the environment. The plan must be submitted to and approved by the MPCA prior to implementation of the plan, and a follow-up report must be submitted to MPCA after implementation so that the MPCA can determine whether protection of the public health and welfare and the environment has been restored.

9.    Easement; Right of Access to the Property.

The Grantor hereby grants to the City and the MPCA an easement to enter the Property from time to time, to inspect the Property and to evaluate compliance with the Activity and Use Limitations set forth in Paragraph 7. The City shall also have the right to enter the Property from time to time for the purposes of monitoring and maintaining, repairing and replacing, as necessary, the vapor monitoring points, as set forth in that certain Monitoring Easement Agreement as defined in Exhibit C attached hereto.

In addition, for the purpose of evaluating compliance, the MPCA and the City shall have the right to take samples of environmental media such as soil, ground water, surface water, and air, and to install, maintain and close borings, probes, wells or other structures necessary to carry out the sampling.

MPCA and the City, and their employees, agents, contractors and subcontractors, may exercise the rights granted under this Paragraph 9 at reasonable times and with reasonable notice to the then-current owner, conditioned only upon showing identification or credentials by the persons seeking to exercise those rights.

10.    Duration; Amendment or Termination of Environmental Covenant.

A.    Duration of Environmental Covenant.

This environmental covenant is perpetual as provided in Minn. Stat. § 114E.40(a).
B.    Amendment or Termination By Consent.

i.    This Environmental Covenant may be amended or terminated in writing by the Owner and the MPCA. An amendment is binding on the Owner but does not affect any other interest in the Property unless the person holding that interest has consented to the amendment or agreed to waive its right to consent.

ii.    The Grantor of this Environmental Covenant agrees that, upon conveying fee title to the Property to any other person and provided that the City’s obligations to monitor landfill gas have been terminated, the Grantor waives the right to consent to amendment or termination of this Environmental Covenant.

C.    Termination, Reduction of Burden, or Modification By MPCA.

The MPCA may terminate, reduce the burden of, or modify this Environmental Covenant as provided in Minn. Stat. § 114E.40.

11.     Disclosure in Property Conveyance Instruments.

Notice of this Environmental Covenant, and the Activity and Use Limitations and Compliance Reporting Requirements set forth in Paragraphs 7 and 19 of this Environmental Covenant, shall be incorporated in full or by reference into all instruments conveying an interest in and/or a right to use the Property (e.g., easements, mortgages, leases). The notice shall be substantially in the following form:

THE INTEREST CONVEYED HEREBY IS SUBJECT TO AN ENVIRONMENTAL COVENANT UNDER MINN. STAT. CH. 114E, DATED _________, RECORDED IN THE OFFICIAL PROPERTY RECORDS OF RAMSEY COUNTY, MINNESOTA AS DOCUMENT NO. _____________.
12.    Recording and Notice of Environmental Covenant, Amendments and Termination.

A.    The Original Environmental Covenant.

Within 30 days after the MPCA signs and delivers to Grantor this Environmental Covenant, the Grantor shall record this Environmental Covenant in the office of the County Recorder or Registrar of Titles of Ramsey County.

B.    Termination, Amendment or Modification.

Within 30 days after MPCA signs and delivers to Owner any termination, amendment or modification of this Environmental Covenant, the Owner shall record the amendment, modification, or notice of termination of this Environmental Covenant in the office of the County Recorder or Registrar of Titles of Ramsey County.

C.    Providing Notice of Covenant, Termination, Amendment or Modification.

Within 30 days after recording this Environmental Covenant, the Grantor shall transmit a copy of the Environmental Covenant in recorded form to:

i.     the MPCA;

ii.     each person holding a recorded interest in the Property;

iii.     each person in possession of the Property; and

iv.     the environmental officer of each Political Subdivision in which the Property is located, including without limitation the City.

Within 30 days after recording a termination, amendment or modification of this Environmental Covenant, the Owner shall transmit a copy of the document in recorded form to the persons listed in items i to iv above.

13.    Notices To Grantor and Environmental Agency.

A.    Manner Of Giving Notice.

Any notice required or permitted to be given under this Environmental Covenant is given in accordance with this Environmental Covenant if it is placed in United States first class mail postage prepaid; or deposited cost paid for delivery by a nationally recognized overnight delivery service; or transmitted by facsimile if followed by mailed notice or overnight delivery as above required.

B.    Notices to the Grantor.

Notices to the Grantor shall be directed to:

C.    Notices to MPCA.

All notices, including reports or other documents, required to be submitted to the MPCA shall be submitted to:

Project Manager, VIC Program
Minnesota Pollution Control Agency
520 Lafayette Road
St. Paul, MN 55155-4194
Telephone: (651) 757-2465
Facsimile: (651) 296-9707

14.    Enforcement and Compliance.

A.    Civil Action for Injunction or Equitable Relief.

This Environmental Covenant may be enforced through a civil action for injunctive or other equitable relief for any violation of any term or condition of this Environmental Covenant, including violation of the Activity and Use Limitations under Paragraph 7 and denial of Right of Access under Paragraph 9. Such an action may be brought by:
i.     the MPCA;

ii.     a Political Subdivision in which the Property is located; or

iii.     a person whose interest in the Property or whose collateral or             liability may be affected by the alleged violation.

B.    Additional Rights of Enforcement By MPCA.

In addition to its authority under subparagraph A of this Paragraph 14, the MPCA may enforce this Environmental Covenant using any remedy or enforcement measure authorized under UECA or other applicable law, including remedies pursuant to Minn. Stat. §§ 115.071, subds. 3 to 5, or 116.072.

C.    No Waiver of Enforcement.

Failure or delay in the enforcement of this Environmental Covenant shall not be considered a waiver of the right to enforce, nor shall it bar any subsequent action to enforce, this Environmental Covenant.

D.    Former Owners and Interest Holders Subject to Enforcement.

Subject to any applicable statute of limitations, an Owner, or other person that holds any right, title or interest in or to the Property remains subject to enforcement with respect to any violation of this Environmental Covenant by the Owner or other person which occurred during the time when the Owner or other person was bound by this Environmental Covenant regardless of whether the Owner or other person has subsequently conveyed the fee title, or other right, title or interest, to another person.

E.    Other Authorities of MPCA Not Affected.

Nothing in this Environmental Covenant affects MPCA’s authority to take or require performance of response actions to address releases or threatened releases of hazardous substances or pollutants or contaminants at or from the Property, or to enforce a consent order, consent decree or other settlement agreement entered into by MPCA, or to rescind or modify a liability assurance issued by MPCA, that addresses such response actions.

15.    Administrative Record.

Subject to the document retention policy of the MPCA, reports, correspondence and other documents which support and explain the environmental response project for the Property are maintained by the MPCA VIC Program at the MPCA’s office at 520 Lafayette Road in St. Paul, Minnesota in the file maintained for: Northwest Quadrant – Commercial Redevelopment, Old Highway 8, New Brighton; MPCA Project Number VP18560.

16.    Representations and Warranties.
Grantor hereby represents and warrants to the MPCA and any other signatories to this Environmental Covenant that, at the time of execution of this Environmental Covenant:

A.    Every fee owner of the Property has been identified;

B.    Grantor holds fee simple title to the Property free and clear of any encumbrances, except those listed in the attached Exhibit C.

C.    Grantor has authority to grant the rights and interests and carry out the obligations provided in this Environmental Covenant;

D.    Nothing in this Environmental Covenant materially violates, contravenes, or constitutes a default under any agreement, document or instrument that is binding upon the Grantor; and

E.    Except as otherwise directed by MPCA, Grantor has obtained, from each person holding an interest and encumbrance in the Property identified in Exhibit C a Subordination Agreement, or other agreement satisfactory to the Commissioner, assuring that such person is bound by this Environmental Covenant and that this Environmental Covenant shall survive any foreclosure or other action to enforce the interest. Such an agreement may include a waiver of that person’s right to consent to any amendment of this Environmental Covenant. Executed agreements by such persons are attached as Attachments __ to __ this Environmental Covenant.

17.    Governing Law.

This Environmental Covenant shall be governed by and interpreted in accordance with the laws of the State of Minnesota.

18.    Compliance Reporting.

The Owner shall submit to MPCA on an annual basis a written report confirming compliance with the Activity and Use Limitations provided in Paragraph 7 and summarizing any actions taken pursuant to Paragraph 8 of this Environmental Covenant. Reports shall be submitted on the first July 1 that occurs at least six months after the effective date of this Environmental Covenant, and on each succeeding July 1 thereafter.

Owner shall notify the MPCA as soon as possible of any actions or conditions that would constitute a breach of the Activity and Use Limitations in Paragraph 7.

19.    Notice of Conveyance of Interest in Property.

Owner shall provide written notice to MPCA within 30 days after any conveyance of fee title to the Property or any portion of the Property. The notice shall identify the name and contact information of the new Owner, and the portion of the Property conveyed to that Owner.

20.    Severability.

In the event that any provision of this Environmental Covenant is held by a court to be unenforceable, the other provisions of this Environmental Covenant shall remain valid and enforceable.

21.    Effective Date.

This Environmental Covenant is effective on the date of acknowledgement of the signature of the MPCA.

THE UNDERSIGNED REPRESENTATIVE OF THE GRANTOR REPRESENTS AND CERTIFIES THAT HE/SHE IS AUTHORIZED TO EXECUTE THIS ENVIRONMENTAL COVENANT.

IN WITNESS WHEREOF, THIS INSTRUMENT HAS BEEN EXECUTED ON THE DATES INDICATED BELOW:

FOR THE GRANTOR:

CARDIOVASCULAR SOLUTIONS, INC.

By

Its _____________________________

STATE OF MINNESOTA    )
) ss.
COUNTY OF RAMSEY    )

On _____________, 2014, this instrument was acknowledged before me, and the facts stated herein were affirmed by __________________________ the ________________ of Cardiovascular Solutions, Inc., a Delaware corporation, on behalf of the corporation, the grantor hereunder.

________________________(signature)
Notary Public
My Commissioner Expires ___________

FOR THE ENVIRONMENTAL AGENCY AND HOLDER:

MINNESOTA POLLUTION CONTROL AGENCY

By

Sandeep Burman, Manager
Site Remediation and Redevelopment Section
Remediation Division
Delegate of the Commissioner of the
Minnesota Pollution Control Agency

STATE OF MINNESOTA    )
) ss
COUNTY OF RAMSEY    )

This instrument was acknowledged before me on _______________, 2014, by Sandeep Burman, a delegate of the Commissioner of the Minnesota Pollution Control Agency, a state agency, on behalf of the State of Minnesota.

_________________________(signature)
Notary Public
My Commission Expires ______________

THIS INSTRUMENT WAS DRAFTED BY

City of New Brighton
803 Old Highway Eight NW
New Brighton, MN 55112

Exhibit A

Depiction of Property

[to be inserted]

Exhibit B

Site Conditions

[to be inserted]

Exhibit C

Encumbrances

[List title encumbrances from current title report]

Easement in favor of City of New Brighton needed to monitor and to maintain landfill vapor monitoring points.

EXHIBIT O

ESCROW AGREEMENT

This Escrow Agreement is made this ____ day of June, 2014, by and among the Cardiovascular Systems, Inc., a Delaware corporation (the “Owner”), Ryan Companies US, Inc., a Minnesota corporation (the “Contractor”), and Old Republic National Title Insurance Company (the “Escrow Agent”).

WHEREAS, the Owner, the Contractor and the City of New Brighton are parties to that certain Contract for Private Redevelopment of even date herewith (the “Redevelopment Agreement”). Section 5.6 of the Redevelopment Agreement requires the Owner to deposit with Escrow Agent fifty percent (50%) of the costs to complete the construction of the Minimum Improvements, which escrowed amount equals $9,128,051.50 (the “Escrowed Funds).

WHEREAS, Section 5.6 of the Redevelopment Agreement also provides that the Escrowed Funds shall be held in escrow and applied to the payment of the final fifty percent (50%) of the Minimum Improvement Construction Costs.

WHEREAS, the Owner and the Contractor have entered into that certain Design-Build Cost Plus Construction Contract of even date herewith (the “Construction Contract”), which provides for the construction of the Minimum Improvements; and
WHEREAS, the Escrow Agent has agreed to be designated as responsible for handling the Escrowed Funds in accordance with this Escrow Agreement.

NOW, THEREFORE, the parties agree and intend to be bound as follows:

1.    Appointment of Escrow Agent. The Owner and the Contractor hereby appoint and designate the Escrow Agent for the purposes set forth herein. The Escrow Agent accepts said appointment.

2.    Definitions. Any capitalized terms used in this Escrow Agreement that are not specifically defined herein shall have the meanings given those terms in the Redevelopment Agreement.

3.    Deposits; Segregation of Costs. On the date hereof, the Owner shall deposit the Escrowed Funds in an interest bearing account.

4.    Use of Funds. The Escrowed Funds shall be held in escrow and applied to the payment of the Minimum Improvement Construction Costs as described herein.

5.    Conditions to Release of Escrowed Funds. The Escrow Agent shall release the Escrowed Funds to the Contractor in accordance with Article 5 of the Construction Contract from and after the date the Contractor has achieved fifty percent (50%) completion of Minimum Improvements and thereafter through the date of Final Completion (as defined in the Construction Contract), or in the event of (i) the Owner’s default under the Construction Contract for failing to pay to Contractor the amount due pursuant to a property submitted and undisputed Application for Payment, and such default is continuing beyond applicable notice and cure periods, (ii) Contractor is continuing to perform under the Construction Contract and as required by the Redevelopment Agreement, and (iii) the Construction Contract has not been terminated by either party. Upon Final Completion, Contractor shall certify to Escrow Agent and Owner receipt of all sums due and owing to Contractor under the Construction Contract, and Escrow Agent shall release any balance in escrow to Owner.

6.    Account. The Escrow Agent is authorized to deposit the funds into a non-interest bearing account.

7.    Expenses. The Owner and the Contractor shall share equally in all charges due the Escrow Agent in connection with its administration of this Agreement and disbursements hereunder. The parties shall pay upon demand all charges of the Escrow Agent, and such attorneys’ fees, expenses, and other costs as may be reasonably incurred in connection with the administration of this Escrow Agreement by the Escrow Agent.

8.    Liability of the Escrow Agent. The Escrow Agent, in performing its duties under this Escrow Agreement, shall not be liable to any party for damages, losses, or expenses, except for bad faith, negligence or willful misconduct on its part. The Escrow Agent shall not incur any such liability for (i) any act or failure to act made or omitted in good faith, or (ii) any action taken or omitted in reliance upon any notice, instruction, consent or other instrument that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgery, fraud, or determining the scope of any agent’s authority. The Escrow Agent shall not be responsible or liable for the correctness, genuineness, or validity of any instrument delivered to it or for the identity or authority of any person executing or depositing any instrument. The Escrow Agent shall have no duties beyond those which are expressly set forth in this Escrow Agreement and shall not be required to take any action under this Escrow Agreement involving any expense unless the payment of such expense shall be made or provided for in a manner satisfactory to the Escrow Agent.

9.    Notices. Any notices required or permitted to be delivered under this Escrow Agreement shall be in writing and shall be delivered by electronic mail, hand delivered or mailed postage prepaid, regular mail, registered mail, or certified mail (return receipt requested) and addressed to the Owner, the City, the Contractor, or the Escrow Agent, as the case may be, at the respective addresses and e-mail addresses set forth opposite their names below, or at such other addresses and e-mail addresses as they may have theretofore specified by written notice delivered in accordance herewith:

Owner:    Cardiovascular Systems, Inc.
651 Campus Drive
Saint Paul, MN 55112
E-mail: jflaherty@csi360.com
Attention: Jim Flaherty

Contractor:    Ryan Companies US, Inc.
50 South Tenth Street, Suite 300
Minneapolis, MN 55403
E-mail: Casey.hankinson@ryancompanies.com
Attn: Casey Hankinson

Escrow Agent:    Old Republic National Title Insurance Company
400 Second Ave S
Minneapolis, MN  55401
E-mail: rzilka@oldrepublictitle.com
Attention: Rick Zilka

10.    No Third Party Beneficiaries. It is the intention of the parties to this Escrow Agreement that no person who is not a party signatory to this Escrow Agreement shall, under a third party beneficiary theory or otherwise, have the right to look to the Escrow Agent for any disbursement pursuant to this Escrow Agreement. The parties to this Escrow Agreement further agree that the Title Company owes no duty to any such third party to make any disbursement.

11.    Governing Law. This Escrow Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota.

12.    Headings. The headings used herein are for convenience only and are not to be used in interpreting this Escrow Agreement.

13.    Amendments. This Escrow Agreement may be amended only by a written amendment executed by all the parties hereto.

14.    Assignment. This Escrow Agreement shall inure to the benefit of and bind the parties hereto and their respective successors and assigns.

15.    Counterparts. This Escrow Agreement may be executed in counterparts or with counterpart signature pages.

(Signature page follows)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed in each of their names on or as of the date first above written.

Dated: _______________, 2014
CARDIOVASCULAR SYSTEMS, INC.

By ________________________________
Its: ____________________________

Dated: _______________, 2014
RYAN COMPANIES US, INC.

By _____________________________________
Its: _____________________________________

Dated: _______________, 2014
OLD REPUBLIC NATIONAL TITLE INSURANCE COMPANY

By _____________________________________
Its: _____________________________________

EXHIBIT P

MONITORING EASEMENT AGREEMENT

THIS INDENTURE is made this June _______, 2014 by and between CARDIOVASCULAR SYSTEMS, INC., a Delaware corporation (“Owner”), and the CITY OF NEW BRIGHTON, a Minnesota municipal corporation (“City”).

WHEREAS, Owner has this day purchased certain real property from the City, legally described as:

Lot 1, Block 1, New Brighton Exchange 2nd Addition, Ramsey County, Minnesota

(the “Property”);

WHEREAS, a closed landfill, known as the Old Miller Dump, previously extended onto the eastern portion of the Property. The City prepared and implemented a Response Action Plan (“RAP”) covering the Property and other adjacent properties. All dump materials that had been located on the Property were excavated and removed from the Property. The excavations were backfilled with clean soils;

WHEREAS, the City installed a passive landfill gas collection system over a majority of the consolidated dump footprint and the City prepared a “Contingency Action Plan for Landfill Gas Control” in March 2009 (“CAP”), which was approved by the Minnesota Pollution Control Agency (“MPCA”) on April 28, 2009;

WHEREAS, the CAP describes the on-going landfill gas monitoring and contingency actions following closure of the Old Miller Dump. The City installed landfill vapor monitoring points along the dump perimeter in 2010 and 2011, including 10 vapor monitoring points installed at the Property as shown on Exhibit A;

WHEREAS, the City sealed 7 of the landfill vapor monitoring points on the Property in June 2014. The City will install 4 new vaporing monitoring points at the Property later in 2014, as shown on Exhibit A; and

WHEREAS, the City has been monitoring the perimeter vapor monitoring points since October 2010. Pursuant to the CAP, the City is obligated to continue monitoring the vapor monitoring point network until the MPCA determines that monitoring may be terminated.

NOW THEREFORE, Owner, for valuable consideration, does hereby grant a perpetual easement to the City over and across the Property for only the purposes and under the terms and conditions as hereinafter described. The rights granted herein shall include the rights of ingress and egress to the Property from the nearest public road, and are specifically subject to the conditions set forth herein.

THE PURPOSE AND INTENT OF THIS EASEMENT IS TO:

Permit the City, and its employees, agents, and contractors (collectively, the “Permitted Parties”), upon reasonable notice, as set forth herein, to enter the Property and take all such actions as set forth in the CAP and as required by the MPCA, including, but not limited to, sampling, maintaining and installing vapor monitoring points, and the removal, repair, and replacement of same. In exercising its easement rights hereunder, the City will make reasonable efforts not to interfere with the Owner’s use of the Property.

THE EASEMENT IS SUBJECT TO THE FOLLOWING COVENANTS AND CONDITIONS:
1.    Following any work or construction undertaken by the Permitted Parties on the Property, the Permitted Parties shall at their own expense restore the Property to as near its previous condition as the circumstances reasonably permit.

2.    All borings placed at the Property by the Permitted Parties shall be backfilled with grout. All vapor monitoring points installed by the City shall be properly sealed and abandoned when no longer in use. Drill cuttings shall not be used as backfill. The City shall dispose of drill cuttings in accordance with all applicable laws, all at no expense to Owner.

3.    The City shall cause any contractor doing work on the Property to name the owner of the Property as an additional insured on the contractor’s commercial general liability insurance policy. Prior to entry on the Property, the contractor shall deliver to the Property owner a certificate of insurance showing coverage in a combined single amount of not less than $1,000,000 and also stating that coverage may not be cancelled or materially altered without providing at least 30 days’ prior written notice to the Property owner.

4.    The Permitted Parties, at no expense to Owner, shall obtain all permits or licenses required in connection with the work and shall comply with all laws applicable to the work and the Property, including (but not limited to) any laws, standards, regulations, and permit requirements relating to environmental pollution or contamination or to occupational health and safety.

5.    If any mechanics’ or materialmen’s lien, or similar lien, is asserted against the Property as a consequence of the work, the City shall promptly satisfy, defend, or obtain the release of such lien, all at the City’s expense.

6.    Owner shall allow access to the Permitted Parties pursuant to this Easement upon presentation of proper identification and subject to compliance with the additional requirements set forth herein.

7.    When the MPCA determines that this Easement is no longer necessary, the City shall execute and record a termination of the Easement with the county recorder or registrar of titles for Ramsey County.

8.    As set forth in the CAP, the results of the City’s vapor monitoring will be provided to the owner of the Property from time to time to coordinate monitoring between monitoring conditions at the Old Miller Dump efforts and the building vapor mitigation system that is to be installed at the Property.

9.    This Easement and the covenants contained herein shall run with the land and shall be binding on all persons and entities who shall come into ownership or possession of the Property as described herein.

IN TESTIMONY WHEREOF, the parties have hereunto set their hands as of the day and year first above written.

CARDIOVASCULAR SYSTEMS, INC.

By:
Its:

STATE OF MINNESOTA        )
) ss
COUNTY OF     RAMSEY        )

On this _____ day of June 2014 before me, a notary public, personally appeared ____________________ to me personally known who by me duly sworn, did say that he/she is the ____________________ of Cardiovascular Systems, Inc., a Delaware corporation and acknowledged the foregoing instrument on behalf of said corporation.

Notary Public
CITY OF NEW BRIGHTON, MINNESOTA

By ________________________________
Mayor

By ________________________________
City Manager

STATE OF MINNESOTA        )
) ss
COUNTY OF RAMSEY        )

On this _________ day of June, 2014 before me, a Notary Public, personally appeared ________________ and _________________, to me personally known and who by me duly sworn did say that they are the Mayor and the City Manager, respectively, of the City of New Brighton, Minnesota, and acknowledged the foregoing instrument on behalf of said City.

___________________________________
Notary Public

This instrument was drafted by:

City of New Brighton, MN
803 Old Highway 8 NW
New Brighton, MN 55112

50703517_2.DOC

Exhibit A

Monitoring Points

CARDIOVASCULAR SYSTEMS INC.
CONCEPT SITE PLAN
VM-18
VM-10
VM-17
VM-16
VM-9
VM-8
VR-5
VM-7A
VM-7
CO
SP-11
VM-6
VM-6A
PROPOSED PROPERTY LINE
VR-1
VM-5A
PROPOSED BUILDING
450 STALLS PHASE 1
VM-5
VR-7
VM-4
VM-4A
QM13D
PROPOSED PROPERTY LINE
QM14
RYAN
Barr Footer: ArcGIS 10.2.1, 2014-06-05 10:55 File: I:\Projects\23\62\1489\Gis\Project\Post RA Assistance\CSI Development Maps\Exhibit A - Vapor Monitoring Points.mxd User: kac2

2012 Twin Cities Imagery; MnGeo WMS

- Existing Monitoring Point (To Be Sealed)
- Existing Monitoring Point (Preserve if Possible)
- Proposed Monitoring Point
- Property Boundary

0 50 100 200
Feet

Exhibit A

VAPOR MONITORING POINTS
CSI Development
New Brighton, MN

M-2